Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 24, 2016,

among

TESSCO TECHNOLOGIES INCORPORATED,

as Parent,

TESSCO INCORPORATED, GW SERVICE SOLUTIONS, INC.,

TESSCO SERVICE SOLUTIONS, INC., and

TCPM, INC.

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

SUNTRUST BANK

as Administrative Agent

SUNTRUST ROBINSON HUMPHREY, INC.

as Sole Lead Arranger and Sole Book Manager

i

Section 10.15.	No Advisory or Fiduciary Responsibility	123
Section 10.16.	Location of Closing	124

Schedules

Schedule I	-	Commitment Amounts
Schedule 4.5	-	Environmental Matters
Schedule 4.11	-	Real Estate
Schedule 4.14	-	Loan Parties
Schedule 4.16	-	Deposit Accounts
Schedule 4.19	-	Material Agreements
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments

Exhibits

Exhibit A	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Base Certificate

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.22	-	Tax Certificates
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(d)	-	Form of Compliance Certificate

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is made and entered into as of June 24, 2016, by and among TESSCO TECHNOLOGIES, INCORPORATED, a Delaware corporation (“Parent”), TESSCO INCORPORATED, a Delaware corporation (“TESSCO”), GW SERVICE SOLUTIONS, INC., a Delaware corporation (“GW”), TESSCO SERVICE SOLUTIONS, INC., a Delaware corporation (“SERVICE”), and TCPM, a Delaware corporation (“TCPM”; together with TESSCO, SERVICE, and GW, each a “Borrower,” and, collectively, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, Parent and the Borrowers have requested that the Lenders establish a $35,000,000 revolving credit facility in favor of the Borrowers;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrowers;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, each Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1.                                Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor” shall mean “account debtor,” as defined in Article 9 of the UCC.

“Accounts” shall mean “accounts,” as defined in Article 9 of the UCC.

“Acquisition” shall mean (a) any purchase or other acquisition by the Parent, any Borrower, or any of their respective Subsidiaries of the Capital Stock of any other Person (other than a Subsidiary of the Parent or any Borrower) organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Parent, any Borrower, or any of their respective Subsidiaries or shall be merged with the Parent, any Borrower, or any of their respective Subsidiaries or (b) any acquisition by the Parent, any Borrower, or any of their respective Subsidiaries of the assets of any Person (other than a Subsidiary of the Parent or any

Borrower) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States).  With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Indebtedness in connection therewith.

“Additional Lender” shall have the meaning set forth in Section 2.25.

“Administrative Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote ten percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Agent Advance Exposure” shall mean, with respect to each Lender, the principal amount of the Agent Advances in which such Lender is legally obligated either to make a Loan or to purchase a participation in accordance with Section 2.6, which shall equal such Lender’s Pro Rata Share of all outstanding Agent Advances.

“Agent Advances” shall have the meaning specified in Section 2.6.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount is $35,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Revolving Credit Exposure” shall mean the aggregate principal amount of the Revolving Credit Exposure of all Lenders at any time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” shall mean, for each Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained.

“Applicable Margin” shall mean a per annum percentage, determined as follows:

(a) on and after the Closing Date and to but not including the first Determination Date occurring after the Closing Date, the percentage set forth in Pricing Level I of the Pricing Grid (defined below); and

(b)                                 on the first Determination Date occurring after the Closing Date, and on each Determination Date thereafter, the Applicable Margin shall be adjusted based on the following table (the “Pricing Grid”) and based on Average Availability for the calendar month ended most recently before such Determination Date:

Pricing Grid

Pricing Level	Average Availability	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	> $17,500,000	1.50%	0.25%
II	< $17,500,000	1.75%	0.50%

Any of the foregoing to the contrary notwithstanding, during the existence of an Event of Default, at the election of the Required Lenders, the Applicable Margin shall be those corresponding to Pricing Level II of the Pricing Grid.  As used in this definition, the term “Determination Date” means (a) August 1, 2016, and (b) thereafter, the first Business Day of each calendar month.  If any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the Pricing Grid (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower Agent shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the Pricing Grid for such period and (iii) the Borrowers shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period.  The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.15(b) or Article VIII.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, a percentage equal to 0.25% per annum.

“Applicable Rate” shall mean the Eurodollar Rate; provided, however, that (i) the Applicable Rate shall be the Base Rate at all times contemplated in Section 2.18; (ii) during the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, the Applicable Rate shall be the Base Rate; and (iii) at any time that the Obligations hereunder have been accelerated or deemed accelerated, the Applicable Rate shall be the Base Rate.  Any change of the Applicable Rate from the Eurodollar Rate to the Base Rate, or vice versa, in accordance with this definition shall be automatic and without notice to any Person.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.

“Availability” shall mean, as of any date of determination, the positive amount (if any) by which (i) the lesser of (A) the Borrowing Base and (B) the Aggregate Revolving Commitment Amount exceeds (ii) the Aggregate Revolving Credit Exposure on such date.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Average Availability” shall mean, with respect to any period, the sum of Availability for each Business Day of such period, divided by the number of Business Days in such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrowers of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time.  In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.  The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider.  No Bank Product Amount may be established at any time that a Default or Event of Default exists.

“Bank Product Reserves” shall mean all reserves that the Administrative Agent, from time to time, establishes in its Permitted Discretion for Bank Products.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” including the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50% per annum and (iii) the Eurodollar Rate determined on a daily basis for an interest period of one month, plus 1.00% per annum (any changes in such rates to be effective as of the date of any change in such rate).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.

“Benefit Arrangement” shall mean an “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan, and which is maintained, sponsored or otherwise contributed to by Parent, any of its Subsidiaries, or an ERISA Affiliate.

“Borrower” and “Borrowers” shall have the meanings given such terms in the introductory paragraph hereof.

“Borrower Agent” shall have the meaning set forth in Section 2.30(e).

“Borrowing” shall mean a borrowing consisting of (i) Revolving Loans made on the same date, (ii) a Swingline Loan, or (iii) an Agent Advance.  A “Swingline Borrowing” shall mean a Borrowing of a Swingline Loan.  A “Revolving Borrowing” shall mean a Borrowing of Revolving Loans.

“Borrowing Base” shall mean, as of any date of determination by the Administrative Agent, from time to time, an amount equal to:

(a)                                 85% of the Dollar Equivalent of the book value of Eligible Accounts at such time; less

(b)                                 Reserves.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Borrower Agent substantially in the form of Exhibit C, or in such form as otherwise agreed to by the Administrative Agent and the Borrower Agent.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia, are authorized or required by law to close and (ii) if such day relates to any determination of LIBOR, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Canadian Related Deposit Accounts” shall mean (a) that certain deposit account no. 7775014272 maintained in Canada by Wells Fargo Bank, National Association, or one of its Affiliates at Royal Bank of Canada and (b) that certain deposit account no. 2000013833602 maintained in the United States by Parent at Wells Fargo Bank, National Association.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Parent and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Parent and its Subsidiaries for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Parent and its Subsidiaries during such period, excluding any expenditure to the extent such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or before such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first-priority perfected security interest) cash collateral for such obligations in Dollars with the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralized” and “Cash Collateralization” have the corresponding meanings).

“Cash Dominion Period” each period commencing on the date on which Availability shall have been less than $12,500,000 for five consecutive Business Days or an Event of Default occurs and ending on the first date thereafter on which Availability has been equal to or greater than $12,500,000 for 30 consecutive calendar days and no Event of Default exists.

“Cash Management Bank” shall have the meaning set forth in Section 5.11.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of any Loan Party (other than as a result of an transaction expressly permitted by this Agreement) to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than Permitted Holders, of 35% or more of the outstanding shares of the voting equity interests of the Parent, (iii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals who are Continuing Directors, or (iv) Parent ceases, for whatever reason, to own, directly or indirectly, 100% of the Capital Stock issued by each other Loan Party (other than as a result of a transaction expressly permitted by this Agreement).

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or, for purposes of Section 2.20(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” shall mean June 24, 2016.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all personal property and assets of the Loan Parties (whether now existing or hereafter arising)  that is or is purported to be subject to a Lien in favor of the Administrative Agent pursuant to the Loan Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all proceeds thereof.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, the Control Account Agreements, all Collateral Access Agreements, each Information Certificate, and all other documents, instruments, or agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Loan Party to the Administrative Agent and the Lenders in connection with the foregoing.

“Collections Accounts” shall mean (i) one or more deposit accounts established after the Closing Date and maintained by the Loan Parties at SunTrust Bank and designated as a Collections Account by Borrower Agent and Administrative Agent and (ii) such other deposit account as may be further designated by the Borrower Agent as a Collections Account and approved by the Administrative Agent in writing.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower Agent in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(d).

“Concentration Account” shall mean (i) that certain deposit account established and maintained by the Borrower Agent at SunTrust Bank, account no. 1000041097725, and (ii) any other deposit account established and maintained by the Loan Parties at Administrative Agent which is designated by the Borrower Agent as the Concentration Account and approved by Administrative Agent in writing.

“Consolidated EBITDA” shall mean, for the Parent and its Subsidiaries for any period, an amount equal to the sum of the following (calculated on a consolidated basis for such period):  (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) non-cash charges related to Parent’s stock compensation plans, (E) non-cash charges arising from the write down of goodwill and/or indefinite lived intangible assets, (F) all other non-cash charges determined on a consolidated basis in accordance with GAAP (provided, that the amount added-back pursuant to this clause (F) shall not exceed 10% of Consolidated EBITDA (calculated without giving effect to this clause (F), unless otherwise approved by the Administrative Agent)), and (G) transaction costs and expenses paid in cash in connection with the Loan Documents in an aggregate amount not to exceed $500,000; provided that, for purposes of calculating compliance with the financial covenants set forth in Article VI, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition or other Acquisition approved in writing by the Required Lenders, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.

“Consolidated Fixed Charges” shall mean, for the Parent and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid in cash for such period, (ii) scheduled principal payments made on Consolidated Total Debt during such period, and (iii) Restricted Payments paid in cash to Persons other than the Loan Parties during such period.

“Consolidated Interest Expense” shall mean, for the Parent and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (i) total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from Consolidated Net Income (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any losses attributable to write-downs of assets or the sale of assets (other than the sale of inventory in the ordinary course of business or the write-down of inventory, as applicable), (iv) any equity interest of the Parent or any Subsidiary of the Parent in the unremitted earnings of any Person that is not a Subsidiary and (v) any income (or loss) of any Person accrued before the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereof.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Parent on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Control Account Agreement” shall mean any tri-party agreement by and among a Loan Party, the Administrative Agent and a depositary bank or securities intermediary at which such Loan Party maintains a Controlled Account, in each case in form and substance satisfactory to the Administrative Agent.

“Controlled Account” shall mean a deposit account which is subject to a Control Account Agreement.

“Controlled Disbursement Account” shall mean (i) that certain deposit account established and maintained by the Parent at Administrative Agent, account no. 200805940, and (ii) such other deposit account as may be further designated by the Borrower Agent as a Controlled Disbursement Account and approved by the Administrative Agent in writing.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards.

“Credit Card Processor Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent by and among the Administrative Agent, a Loan Party, and a Credit Card Processor, as applicable, pursuant to which, among other things, such Loan Party irrevocably instructs such Credit Card Processor to forward all items of payment owing to such Loan Party directly to a Collections Account or the Concentration Account and, if required by the Administrative Agent, such Credit Card Processor acknowledges such notice and agrees to comply with the same, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Customer Dispute” shall mean all instances in which (i) a customer of a Loan Party has rejected or returned goods provided by a Loan Party and such return or rejection has not been accepted by such Loan Party as a valid return or rejection, or (ii) a customer of a Loan

Party has otherwise affirmatively asserted grounds for nonpayment of an Account, including any repossession of goods by such Loan Party, or any claim by an Account Debtor of total or partial failure of delivery, set off, counterclaim, or breach of warranty.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.15(b).

“Defaulting Lender”  shall mean, subject to Section 2.28(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans or in respect of an Agent Advance) within two Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a

Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.28(c)) upon delivery of written notice of such determination to the Borrower Agent, each Issuing Bank, each Swingline Lender and each Lender.

“Dilution” shall mean, as of any date of determination and any applicable period determined by Administrative Agent from time to time in its Permitted Discretion, a percentage that is the result of dividing the Dollar amount of (a) bad debt write downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Borrowers’ Accounts during such period, by (b) the Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one percentage point for each percentage point by which Dilution is in excess of five percent, rounded up to the nearest one tenth of a percentage point.

“Dollar Equivalent” shall mean, at any time of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as reasonably determined by the Administrative Agent or the applicable Loan Party, as the case may be, at such time on the basis of the Spot Rate for the purchase of dollars with such currency.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Parent that is organized under the laws of the United States or any state or district thereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eligible Accounts” shall mean, at any particular date, all Accounts of each Borrower that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative

Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:

(a)                                 Accounts with respect to which (i) more than 120 days have elapsed since the original invoice date or 60 days have elapsed since the due date of the original invoice or (ii) in the case of Accounts which are on “credit card” terms (meaning that the applicable Account Debtors will make payment on such Accounts through or with the use of a credit card), 31 days have elapsed since the original invoice date;

(b)                                 Accounts with respect to which any of the representations, warranties, covenants and agreements contained in Section 4.21 are not or have ceased to be complete and correct or have been breached

(c)                                  Accounts with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected or dishonored for any reason except to the extent the Account Debtor subsequently honors such check, note, draft, acceptance or instrument or pays such Account or part thereof;

(d)                                 Accounts as to which such Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;

(e)                                  Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: (i) death or judicial declaration of incompetency of such Account Debtor who is an individual; (ii) the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by such Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; (v) the institution by or against such Account Debtor of any other type of insolvency proceeding or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; (vii) the nonpayment generally by such Account Debtor of its debts as they become due as determined by the Administrative Agent in its Permitted Discretion; or (viii) the cessation of the business of such Account Debtor as a going concern;

(f)                                   Accounts which represent the remaining obligations for partially paid invoices;

(g)                                  Accounts owed by an Account Debtor which: (i)(A) does not maintain its chief executive office or have a material presence in the United States or in Canada and (B) is not organized under the laws of the United States or any state or territory thereof or of Canada or any province thereof (provided, however, that, any such Account shall be an Eligible Account, subject to the following:  (1) it is payable by a letter of credit or banker’s acceptance or insured under foreign credit insurance, in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion; (2) the Administrative Agent shall have implemented such Reserves with respect to such Account as the Administrative Agent shall have determined from time to time in the exercise of its Permitted Discretion (or, in lieu of such Reserves, effected an alternate advance rate for such Account (in no case to exceed the advance rate applicable to Accounts owing by an Account Debtor located in the United States)); and (3) the amount of availability derived from such Account and all other Accounts described in this proviso shall not exceed at any time $3,000,000) or (ii) is the government of any country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof (except, in the case of any Accounts owing by the U.S. government or any of its departments, agencies, or authorities, such Account have been assigned to the Administrative Agent in compliance with the Assignment of Claims Act (unless the Administrative Agent, in its sole discretion, has agreed to the contrary in writing));

(h)                                 Accounts owed by an Account Debtor which is an Affiliate or employee of Parent or any of its Subsidiaries;

(i)                                     Accounts which are owed by an Account Debtor to which Parent or any of its Subsidiaries is indebted in any way, or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff and without duplication of any such indebtedness or right of setoff accounted for in the calculation of Dilution;

(j)                                    Accounts which are subject to any Customer Dispute, but only to the extent of the amount in dispute;

(k)                                 Accounts which are owed by the government of the United States, or any department, agency, public corporation, or other instrumentality thereof, unless all required procedures for the effective collateral assignment of the Accounts under the Federal Assignment of Claims Act of 1940, as amended, have been complied with to the Administrative Agent’s reasonable satisfaction with respect to such Accounts;

(l)                                     Accounts which are owed by any state, municipality, territory or other political subdivision of the United States, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that the Administrative Agent’s security interest therein is not or cannot be perfected or cannot, or would not be commercially or administratively practical, to be enforced against the applicable Account Debtor;

(m)                             Accounts which represent third-party leasing transactions;

(n)                                 Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;

(o)                                 Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the Account Debtor and paid by such Borrower to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;

(p)                                 Accounts which are evidenced by a promissory note or other instrument or arise on account of chattel paper;

(q)                                 Accounts as to which the applicable Account Debtor has not been sent an invoice or which are partially billed;

(r)                                    Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless such Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts without incurring any cost or penalty viewed by the Administrative Agent in its Permitted Discretion to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account (provided, however, that no Account relating to any jurisdiction shall be deemed ineligible under this clause (r) unless and until the Administrative Agent shall have given such Borrower five Business Days’ notice as to such jurisdiction);

(s)                                   Accounts which are not a bona fide, valid and, to the Borrowers’ knowledge, enforceable obligation of the Account Debtor thereunder;

(t)                                    Accounts which are owed by an Account Debtor with whom Parent or any of its Subsidiaries has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated, in each case to the extent of such deduction and without duplication of any such deduction accounted for in the calculation of Dilution;

(u)                                 Accounts which are not subject to a valid and continuing first-priority Lien in favor of the Administrative Agent pursuant to the Loan Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which such Borrower has good and marketable title, free and clear of any Liens (other than Liens in favor of the Administrative Agent and Permitted Encumbrances);

(v)                                 Accounts which are owed by an Account Debtor to the extent that such Account, together with all other Accounts owing by the same Account Debtor and its Affiliates to Parent or any of its Subsidiaries, exceeds (i) with respect to an Account Debtor which is Investment Grade, 30% of all Eligible Accounts and (ii) in all other cases, 20% of all Eligible Accounts;

(w)                               Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;

(x)                                 Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record naming a Borrower as debtor (or its equivalent) in any public office, except any such as may have been filed in favor of the Administrative Agent pursuant to the Loan Documents;

(y)                                 Accounts which did not arise in the ordinary course of business of such Borrower out of the sale of goods or services by such Borrower;

(z)                                  Accounts which are not payable in Dollars or CAD; or

(aa)                          Accounts that are pre-billed Accounts or that arise from progress billing.

Notwithstanding anything to the contrary contained herein, no assets acquired by a Borrower pursuant to an Acquisition and no assets of any Person which was acquired or formed pursuant to an Acquisition shall constitute Eligible Accounts unless and until the Administrative Agent has completed or received (i) a field examination of such assets and established Reserves (if applicable) therefor and (ii) such other diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute thereto and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Parent or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Parent, any of its Subsidiaries, or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Parent, any of its Subsidiaries, or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Parent, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Parent, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Parent, any of its Subsidiaries, or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“Eurodollar,” when used in reference to the Loans, refers to whether the Loans bear interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, at any time of determination, the rate per annum obtained by dividing (i) LIBOR by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards, if necessary, to the next 1/100 of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Eurodollar Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without the benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Swap Obligation”  shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Agent under Section 2.27) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.22, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such

Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.22 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of May 31, 2007, by and among Parent, certain of its Subsidiaries party thereto, the lenders from time to time parties thereto, and SunTrust Bank, as the administrative agent, as amended or modified from time to time.

“Existing Lenders” shall mean all lenders party to (or, in each case, the administrative agent thereof) (a) the Existing Revolving Credit Agreement and (b) the Existing Term Loan Agreement, each, as of the Closing Date.

“Existing Term Loan Agreement”  shall mean that certain Credit Agreement, dated as of June 30, 2004, by and among certain Subsidiaries of Parent party thereto, the lenders from time to time parties thereto, and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), as the administrative agent, as amended or modified from time to time.

“Family Member” shall mean, with respect to any individual, any other individual having a relationship with such individual by blood (to the second degree of consanguinity), marriage, or legal adoption.

“Family Trust” shall mean, with respect to any individual, trusts or estate planning vehicles established for the benefit of such individual or his/her Family Members and no other Persons.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of the Closing Date, executed by SunTrust Robinson Humphrey, Inc., and SunTrust Bank and accepted by the Parent and each Borrower, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Fiscal Month” shall mean any fiscal month of Parent.

“Fiscal Quarter” shall mean any fiscal quarter of Parent.

“Fiscal Year” shall mean any fiscal year of Parent.

“Fixed Charge Coverage Ratio” shall mean, with respect to any applicable fiscal period, the ratio of (a) the sum of (i) Consolidated EBITDA minus (ii) Unfinanced Cash Capital Expenditures minus (iii) cash income taxes to (b) Consolidated Fixed Charges, in each case measured for the 12 consecutive Fiscal Months ending on or immediately before such date for which financial statements are required to have been delivered under this Agreement.

“Foreign Lender” shall mean, as to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean each Subsidiary of the Parent that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean Parent and each of the Subsidiary Loan Parties.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“GW Related Deposit Account” mean that certain deposit account no. 2000026892915 established by Parent at Wells Fargo Bank, National Association.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Increased Reporting Period” shall mean each period (a) commencing on the earlier to occur of (i) a Default or Event of Default and (ii) the date on which Availability is less than or equal to $5,000,000 and (b) ending on the first date thereafter on which no Default or Event of Default exists and Availability has been greater than $5,000,000 for 30 consecutive days.

“Increasing Lender” shall have the meaning set forth in Section 2.25.

“Incremental Commitment” shall have the meaning set forth in Section 2.25.

“Incremental Revolving Commitments” shall have the meaning set forth in Section 2.25.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than (A) trade payables incurred in the ordinary course of business, (B) deferred compensation payable to directors, officers or employees and (C) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with any Permitted Acquisition which is not a liability on Parent or its Subsidiaries’ balance sheet) (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (excluding trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information Certificate” shall mean each Information Certificate executed and delivered from time to time by a Loan Party to Administrative Agent, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Inventory” shall mean, collectively, “inventory” (as such term is defined in Article 9 of the UCC).

“Investment Grade” shall mean a rating of (i) BBB — or higher by S&P, or (ii) Baa3 or higher by Moody’s.

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit pursuant to Section 2.24.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit. As of the Closing Date, the LC Commitment is $5,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lender-Related Hedge Provider” shall mean any Person that, at the time it enters into a Hedging Transaction with any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Lender-Related Hedge Provider is SunTrust Bank or any of its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower Agent of (A) the existence of such Hedging Transaction and (B) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time.  In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider.  In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.

“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Additional Lender that joins this Agreement pursuant to Section 2.25.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.24 by the Issuing Bank for the account of a Borrower pursuant to the LC Commitment.

“LIBOR” shall mean, at any time of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for Dollar deposits at approximately 11:00 a.m. (London, England, time) two Business Days before the first Business Day of the then current calendar month for an interest period of one month; provided, that if such rate shall be less than zero, such rate shall be deemed to be zero.  If for any reason such rate is not available, LIBOR shall be the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Loans (at such time of determination) would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days before the first Business Day of the then current calendar month for an interest period of one month.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Liquidity Period” shall mean each period (i) commencing on the earlier to occur of (A) the occurrence of an Event of Default and (B) the date on which Availability is less than $10,000,000 and (ii) ending on the first date thereafter on which no Default or Event of Default exists and Availability has been greater than $10,000,000 for 30 consecutive days.

“Loan Documents” shall mean, collectively, this Agreement, the Collateral Documents, the LC Documents, the Fee Letter, all Notices of Borrowing, all Borrowing Base Certificates, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents, and writings executed in connection with any of the foregoing.

“Loan Party” and “Loan Parties” shall mean Parent, each Borrower, and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans, Swingline Loans, and Agent Advances in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.25.

“Master Funding Account” shall mean (i) that certain deposit account established and maintained by the Parent at Administrative Agent, account no. 1000200578606, and (ii) such other deposit account as may be further designated by the Borrower Agent as the Master Funding Account and approved by the Administrative Agent in writing.  The Master Funding Account is the ZBA master account with respect to the Controlled Disbursement Account.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Parent and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all employment and non-compete agreements with management, (iii) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) Parent or any of its Subsidiaries are contractually obligated to make payments in any 12 month period of $2,500,000 or more, (B) any of Parent or any of its Subsidiaries’ customers is obligated to pay more than $2,500,000 to Parent or its Subsidiaries during any 12 month period and (C) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect; provided, that Material Agreements shall not include any agreement or other contract for the purchase or other acquisition of Inventory in the ordinary course of business.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and the Letters of Credit) of the Parent or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $1,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Parent, any of its Subsidiaries, or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, any of its Subsidiaries, or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“National Air Time” shall mean National Air Time, Inc., a Delaware corporation.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Non-Public Information” shall mean any material non-public information (within the meaning of United States federal and state securities laws) with respect to the Loan Parties, their Affiliates, or any of their securities or loans.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Parent or one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.

“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Sole Lead Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation, and (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended and in effect from time to time, and any successor statute thereto.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.27).

“Overadvance” shall have the meaning set forth in Section 2.5.

“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower Agent and the other Lenders.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition by a Loan Party that occurs when the following conditions have been satisfied:

(i)                                     the aggregate consideration payable in connection with such Acquisition (including cash, equity and Indebtedness or liabilities incurred or assumed) (A) taken together with the aggregate consideration for all Permitted Acquisitions consummated in such Fiscal Year, does not exceed $5,000,000 or (B) taken together with the aggregate consideration for all Permitted Acquisitions consummated after the Closing Date and before the date thereof, does not exceed $15,000,000;

(ii)                                  before and immediately after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date;

(iii)                               before and after giving effect to such Acquisition, Borrower Agent shall have demonstrated by delivering a pro forma Compliance Certificate signed by a Responsible Officer that (A) Availability is greater than or equal to $12,500,000 or (B) Availability is greater than or equal to $10,000,000 and the Fixed Charge Coverage Ratio, on a Pro Forma Basis, equals or exceeds 1.20 to 1.00;

(iv)                              [reserved];

(v)                                 the Borrower Agent shall have delivered to the Administrative Agent (A) at least 30 days before the effective date of such Acquisition, notice of such Acquisition and historical financial information with respect to the Person whose stock or assets are being acquired and copies of the then-current acquisition agreement and related documents; (B) promptly upon the Administrative Agent’s request from time to time, updated and final drafts of such acquisition agreements and related documents; (C) promptly upon the Administrative Agent’s request from time to time, such other information and reports reasonably requested by the Administrative Agent in connection therewith;

(vi)                              such Acquisition is consensual and, to the extent required under applicable law or the constitutional documents of the Person whose stock or assets are being acquired, has been approved by the board of directors (or the equivalent thereof) of such Person;

(vii)                           the Person or assets being acquired is in the same type of business conducted by the Parent and its Subsidiaries on the date hereof or any business reasonably related thereto;

(viii)                        such Acquisition is consummated in compliance in all material respects with all Requirements of Law, and all material consents and approvals from any Governmental Authority or other Person required in connection with such Acquisition have been obtained;

(ix)                              the Person or assets being acquired shall have positive EBITDA (calculated in a manner substantially similar to “Consolidated EBITDA” to the extent provisions of such definition are relevant) for the most recent 12-fiscal-month period ending at least 30 days before the date such Acquisition is consummated (as determined by reference to financial statements for the most recently completed fiscal year and the most recent Fiscal Month ended at least 30 days before the date of consummation of such Acquisition for which financial statements are available);

(x)                                 before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, Parent and its Subsidiaries, on a consolidated basis, are Solvent;

(xi)                              within the time periods provided in Section 5.12(a), the Borrower Agent shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 5.12(a); and

(xii)                           the Borrower Agent shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.

“Permitted Discretion” shall mean the Administrative Agent’s determination made in good faith and in the exercise of commercially reasonable business judgment, determined in a manner consistent with its credit procedures for asset-based lending transactions in industries similar to the industries in which the Loan Parties operate.

“Permitted Encumbrances” shall mean:

(i)                                     Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)                                  statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)                               pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)                              cash pledges or cash deposits to secure the performance of bids, utilities, contracts (other than contracts for repayment of Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)                                 judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)                              customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)                           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;  and

(viii)                        any interest or title of a lessor under, and Liens arising from, precautionary Uniform Commercial Code financing statements solely evidencing such lessor’s interest under, operating leases;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” shall mean (a) Robert B. Barnhill, Jr., (b) each of his Family Members and Family Trusts, and (c) any corporation, limited liability company, partnership, or other Person which is an entity, more than 50% of the voting equity of which is owned and controlled directly or directly by any Person or Persons described in clauses (a) and (b).

“Permitted Investments” shall mean:

(i)                                     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)                                  commercial paper having a rating, at the time of acquisition thereof, of not lower than A-1 by S&P or P-1 by Moody’s and in either case maturing within six months from the date of acquisition thereof;

(iii)                               certificates of deposit, bankers’ acceptances and time deposits maturing within one year of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv)                              fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and

(v)                                 mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above or rated at least A by S&P or at least A by Moody’s.

“Permitted Liens” shall have the meaning given such term in Section 7.2.

“Permitted Refinancing Indebtedness” shall mean, in respect of any Indebtedness, any refinancing, renewal, extension or replacement of such Indebtedness (the “Refinanced Indebtedness”) which:

(i)                                     has a principal amount which does not exceed the then-outstanding principal amount of the Refinanced Indebtedness immediately before such refinancing, renewal, extension or replacement (other than by the amount of any premiums and accrued and unpaid interest with respect to the Indebtedness being refinanced and reasonable fees and expenses relating to such refinancing, renewal or replacement financing);

(ii)                               has an average weighted life to maturity which is equal to or longer than the average weighted life to maturity of the Refinanced Indebtedness (determined as of the date of such refinancing, renewal, or replacement);

(iii)                               if the Refinanced Indebtedness was Subordinated Debt, is subordinated in right of payment to the Obligations to the same or greater extent as was the Refinanced Indebtedness pursuant to subordination terms and conditions which are substantively the same as those relating to the Refinanced Indebtedness or otherwise on terms reasonably acceptable to Administrative Agent;

(iv)                              has no Person obligated in respect thereof (whether as a borrower, co-borrower, guarantor, grantor, obligor, or otherwise), other than Persons obligated in respect of the Refinanced Indebtedness; and

(v)                                 is subject to or governed by terms or conditions which, taken together, are not materially more restrictive or burdensome to any Loan Party or Subsidiary than those governing the Refinanced Indebtedness and could not reasonably be expected to be materially adverse to the interests of any Loan Party, any Subsidiary, the Administrative Agent or the Lenders.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Parent, and of its Subsidiaries, or any ERISA Affiliate or to which the Parent, and of its Subsidiaries, or any ERISA Affiliate has or may have an obligation to contribute, and each such plan for the five-year period immediately following the latest date on which the Parent, and of its Subsidiaries, or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such Plan.

“Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin.”

“Pro Forma Basis” shall mean, in determining the satisfaction or compliance with any condition or covenant in connection with any Acquisition, Restricted Payment, Investment, prepayment of Indebtedness, or other transaction described herein, where applicable, that such event or transaction shall be deemed to have occurred on the first day of the twelve Fiscal Month period most recently ended before the effective date of such event or transaction for which financial statements have been delivered pursuant to Section 5.1(a) or (c), as applicable, and given effect on such date (in a manner and to the extent acceptable to Administrative Agent in its Permitted Discretion).

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be such Lender’s Revolving Commitment (or, if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Revolving Commitments of all Lenders (or, if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, the Aggregate Revolving Credit Exposure).

“Public Lender” shall mean any Lender who does not wish to receive Non-Public Information and who may be engaged in investment and other market related activities with respect to Parent and its Subsidiaries, its Affiliates, or any of their securities or loans.

“Real Estate” shall mean all real property owned or leased by the Parent and its Subsidiaries.

“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Rent Reserve” shall mean, with respect to any leased real property an amount equal to one month’s rental expense for such leased real property (or such other amount as the Administrative Agent may deem appropriate in its Permitted Discretion based on the existence of any statutory Lien); provided, however, that the Administrative Agent shall not implement a Rent Reserve with respect to any location which is subject to a Collateral Access Agreement.

“Required Lenders” shall mean, (a) at any time there are two or fewer Lenders, all Lenders (other than Defaulting Lenders) and (b) at all other times, Lenders holding more than 50% of the Aggregate Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and partnership agreement, or limited liability company certificate of organization and limited liability company agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary or appropriate.  Without limiting the generality of the foregoing, the following reserves (without duplication) shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (i) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (ii) Bank Product Reserves and reserves in respect of Hedging Obligations arising from Hedging Transactions with any Lender-Related Hedge Provider; (iii) reserves for warehousemen’s, bailees’, shippers’, brokers’ or carriers’ charges; (iv) Rent Reserves; (v) reserves for any other matter that has a negative impact on the value of the Collateral; and (vi) the Dilution Reserve.

“Responsible Officer” shall mean (a) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Parent and (b) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, any vice president, or manager (in the case of a manager-managed limited liability company) of any Loan Party or such other representative of such Loan Party as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock or Subordinated Debt or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Subordinated Debt, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Letters of Credit, Swingline Loans, and Agent Advances in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule I, as such schedule may be amended pursuant to Section 2.25, or, in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) June 24, 2021, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.10 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure Swingline Exposure, and Agent Advance Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject of any comprehensive, country-based Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state or any other applicable sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean the Administrative Agent, the Lenders, the Issuing Bank, the Lender-Related Hedge Providers and the Bank Product Providers.

“Sole Lead Arranger” shall mean SunTrust Robinson Humphrey, Inc., in its capacity as sole lead arranger in connection with this Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Default” shall mean any Default or Event of Default of the type described in Sections 8.1(a), (b), (d) (to the extent arising because of any Loan Party’s failure to comply with the provisions of Section 5.1(j) or Article VI), (h), (i), or (j).

“Spot Rate” shall mean, for any currency, the rate reasonably determined by the Administrative Agent to be the rate quoted by SunTrust Bank (or any other Person from time to time designated by SunTrust Bank by notice to Borrower Agent) as the spot rate for the purchase by SunTrust (or such other designated Person) of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 A.M. (New York City time) on the date two Business Days before the date as of which the foreign exchange computation is made.

“Subordinated Debt” shall mean any Indebtedness of any Loan Party which is subordinated in right of payment to the Obligations on terms which are acceptable to Administrative Agent in its discretion.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Parent.  Any of the foregoing to the contrary notwithstanding, National Air Time shall not constitute a Subsidiary.

“Subsidiary Loan Party” shall mean any Subsidiary (other than the Borrowers) that executes or becomes a party to the Guaranty and Security Agreement.

“Supermajority Lenders” shall mean, (a) at any time there are two or fewer Lenders, all Lenders (other than Defaulting Lenders) and (b) at all other times, Lenders holding more than 66.67% of the Aggregate Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 66.67% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Supermajority Lenders.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $10,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Unfinanced Cash Capital Expenditures” shall mean, for any period, the amount of Capital Expenditures made by the Parent or any of its Subsidiaries during such period in cash, but excluding any such Capital Expenditures financed with Indebtedness permitted under Section 7.1(c) or that constitute reinvestment of proceeds as permitted under Section 2.14(a).

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as amended and in effect from time to time in the State of New York.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Borrower” shall mean any Borrower that is a U.S. Person.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.22(g)(ii).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrowers, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2.                                [Reserved.]

Section 1.3.                                Accounting Terms and Determination.  Except as may be otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the Closing Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Agent notifies the Administrative Agent that the Loan Parties request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Agent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (a) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Parent or any Subsidiary at “fair value”, as defined therein and (b) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (ii) any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person (or any Subsidiary or Affiliate of such Person) shall be accounted for by such Person as an operating lease and not as Capital Lease Obligations.

Section 1.4.                                Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding.”  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof,” “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.                                General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (a) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2; (b) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.24; (c) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; (d) the Administrative Agent may make Agent Advances in accordance with Section 2.6; and (e) each Lender agrees to purchase a participation interest in the Letters of Credit, the Swingline Loans, and the Agent Advances pursuant to the terms and conditions hereof; provided that in no event shall the Aggregate Revolving Credit Exposure exceed the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Commitment Amount.

Section 2.2.                                Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the Aggregate Revolving Credit Exposure exceeding the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Commitment.  During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement.

Section 2.3.                                Procedure for Revolving Borrowings.  The Borrower Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each requested Revolving Borrowing, substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”), before 11:00 a.m. one Business Day before the requested date of such Revolving Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Revolving Borrowing and (ii) the date of such Revolving Borrowing (which shall be a Business Day).  The aggregate principal amount of each Revolving Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000, provided that Loans made pursuant to Sections 2.4, 2.5, 2.6, or 2.24 (d) may be made in lesser amounts as provided therein.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.                                Swingline Commitment.

(a)                                 Subject to the terms and conditions set forth herein, the Swingline Lender shall make Swingline Loans to the Borrowers from time to time during the Availability Period, so long as, after giving effect thereto, (i) the Aggregate Revolving Credit Exposure will not exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Revolving Commitment Amount and (ii) the aggregate principal amount of the Swingline Loans will not exceed the Swingline Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)                                 Except for Swingline Loans made pursuant to Section 2.4(f), the Borrower Agent shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing, substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Swingline Borrowing”), before 10:00 a.m. on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrowers to which the proceeds of such Swingline Borrowing should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Except as provided in Section 2.4(f), the aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrowers.  Except with respect to Swingline Loans made pursuant to Section 2.4(f), the Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds in or for credit to the Master Funding Account or the Controlled Disbursement Account not later than 1:00 p.m. on the requested date of such Swingline Borrowing or otherwise in accordance with such other written instructions which may be provided by the Borrower Agent to the Administrative Agent from time to time and which are acceptable to Administrative Agent.

(c)                                  The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrowers (which hereby irrevocably authorize and direct the Swingline Lender to act on their behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Revolving Loans in an amount equal to the unpaid principal amount of any Swingline Loan.  Each Lender will make the proceeds of its Revolving Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.8, which will be used solely for the repayment of such Swingline Loan.

(d)                                 If for any reason a Revolving Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Revolving Borrowing should have occurred.  On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e)                                  Each Lender’s obligation to make a Loan pursuant to subsection (c) of this Section or to purchase participating interests pursuant to subsection (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (A) at the Federal Funds Rate until the second Business Day after such demand and (B) at the Applicable Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

(f)                                   Unless payment is otherwise timely made by the Borrowers, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents as principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder shall be deemed irrevocably to be the Borrower Agent’s request for a Swingline Loan (without any requirement for the submission of a Notice of Swingline Borrowing) to be made on the due date of, and in an aggregate amount required to pay, such principal, interest, reimbursement obligations in connection with Letters of Credit, premiums, fees, reimbursable expenses or other sums payable hereunder, and the proceeds of a Swingline Loan made pursuant to such request may be disbursed by way of direct payment of the relevant Obligations.  The presentation for payment of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in the Controlled Disbursement Account or Master Funding Account to cover such check or other item of payment shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Swingline Borrowing or a minimum principal amount) for a Swingline Loan on the date of such presentation and in an amount equal to the aggregate amount of the checks or other items presented for payment, and the proceeds of any Swingline Loan made in such circumstances may be disbursed to the Controlled Disbursement Account or Master Funding Account, and, subject to the satisfaction of all applicable conditions precedent set forth in Article III (as to any Swingline made on the Closing Date) and Section 3.2, Swingline Lender shall make such Swingline Loan.  As among the Swingline Lender, on the one hand, and all other Secured Parties, on the other hand, until such time as the Required Lenders have provided written notice to the Administrative Agent and the Swingline Lender to the contrary, the Swingline Lender may make Swingline Loans under this Section 2.4(f) in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and without regard to any Borrower’s failure to satisfy any of the conditions set forth in Section 3.2.  Swingline Lender may, in its sole and absolute discretion, make Swingline Loans under this Section 2.4(f) if an Overadvance exists or would result therefrom, in each case, subject to the terms of Section 2.5.  As between the Swingline Lender, on the one hand, and the Secured Parties, on the other hand, the Swingline Lender shall not have any obligation to honor any deemed request for a Swingline Loan under this Section 2.4(f).  No further authorization, direction or approval by any Borrower shall be required to be given by such Borrower for any deemed request for a Swingline Loan under this Section 2.4(f).

Section 2.5.                                Overadvances; Optional Overadvances.   If at any time the amount of the Aggregate Revolving Credit Exposure exceeds the lesser of (a) the Borrowing Base and (b) the Aggregate Revolving Commitment Amount, or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swingline Loans, Agent Advances and Letters of Credit) such excess (an “Overadvance”) shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof.  No Borrower shall have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swingline Loan, or (iii) request the issuance of any Letter of Credit if, before or immediately after giving effect thereto, there shall exist a Default or Event of Default.  If (A) the Lenders shall make any Revolving Loans, (B) the Swingline Lender shall make any Swingline Loan, (C) the Administrative Agent shall make any Agent Advances, or (D) the Issuing Bank shall agree to the issuance of any Letter of Credit, which in any such case gives rise to an Overadvance, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swingline Loans, and the Agent Advances, as appropriate, in an aggregate principal amount equal to such Overadvance and, if such Overadvance continues to exist, Cash Collateralize LC Exposure.  Notwithstanding the foregoing or any other contrary provision of this Agreement, the Lenders hereby authorize the Swingline Bank at the direction of the Administrative Agent in the Administrative Agent’s Permitted Discretion, and Swingline Bank shall at the direction of the Administrative Agent, knowingly and intentionally, continue to make Swingline Loans to the Borrowers, notwithstanding that an Overadvance exists or thereby would be created, in an aggregate amount outstanding at any time not to exceed $5,000,000, so long as (1) after giving effect to such Swingline Loans, the outstanding Aggregate Revolving Credit Exposure does not exceed the Aggregate Revolving Commitment Amount and (2) at the time of the making of any such Swingline Loans, the Administrative Agent does not believe, in good faith, that the Overadvance created by such Swingline Loans will be outstanding for more than 90 days.  The foregoing sentence is for the exclusive benefit of the Administrative Agent, the Swingline Bank, and the Lenders and is not intended to benefit any Borrower in any way.  The Required Lenders may at any time revoke the Administrative Agent’s authority to direct the Swingline Bank to make Overadvances pursuant to the preceding sentence of this Section 2.5.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

Section 2.6.                                Agent Advances.

(a)                                 Subject to the limitations set forth below and notwithstanding anything else in this Agreement to the contrary, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (i) at any time that a Default or Event of Default exists, (ii) at any time that any of the other conditions precedent set forth in Section 3.2  (to the extent applicable) have not been satisfied, or (iii) at any time an Overadvance exists or would result from any Agent Advance (as defined below), to make Loans to the Borrowers on behalf of the Lenders in an aggregate amount outstanding at any time not to exceed $5,000,000, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to the Loan Parties pursuant to the terms of this Agreement or any other Loan Document, including costs, fees and expenses as provided under this Agreement (any of such advances are herein referred to as “Agent Advances”);

provided, that the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Agent Advances.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  In no event shall the Aggregate Revolving Credit Exposure, after giving effect to any Agent Advance, exceed the Aggregate Revolving Commitment Amount.

(b)                                 Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder, bear interest at the Applicable Rate, and be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of any Borrower.  The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.

(c)                                  The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon (Atlanta, Georgia, time) as of such date, and each Lender’s Pro Rata Share thereof.  Each Lender shall before 2:00 p.m. (Atlanta, Georgia, time) on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its Pro Rata Share of such principal amount of Agent Advances outstanding.  Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 3.2.  The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 8.1(h) or (i) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers, or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount).  The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.23.

Section 2.7.                                Reserved.

Section 2.8.                                Funding of Borrowings.

(a)                                 Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4 and Agent Advances will be made as set forth in Section 2.6.  The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to the Master Funding Account or the Controlled Disbursement Account or in accordance with such other written instructions which may be provided by the Borrower Agent to the Administrative Agent from time to time and which are acceptable to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have been notified by any Lender before 5:00 p.m. one Business Day before the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Applicable Rate at all times thereafter.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)                                  All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.9.                                [Reserved.]

Section 2.10.                         Optional Reduction and Termination of Commitments.

(a)                                 Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)                                 Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would cause the Aggregate Revolving Credit Exposure to exceed the lesser of (A) the Aggregate Revolving Commitment Amount (as so reduced) and (B) the Borrowing Base.  Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment. Any notice to reduce the Revolving Commitments under this Section 2.10 shall be irrevocable; provided that a notice of termination of the Revolving Commitments in full delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or debt or equity issuances, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)                                  With the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.28 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Loan Parties, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.

Section 2.11.                         Repayment of Loans.  The outstanding principal amount of all Revolving Loans, Swingline Loans and Agent Advances shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date. Notwithstanding the foregoing, however, if at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand, an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, and Swingline Loans.

Section 2.12.                         Evidence of Indebtedness.

(a)                                 Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of the Loans and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)                                 This Agreement evidences the obligation of the Borrowers to repay the Loans and is being executed as a “noteless” credit agreement.  However, at the request of any Lender (including the Swingline Lender) at any time, each Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender or Borrower Agent, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.13.                         Optional Prepayments.

(a)                                 Subject to the following clause (b) the Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not less than one Business Day before the date of such prepayment and in the case of any prepayment of any Swingline Borrowing, before 11:00 a.m. on the date of such prepayment.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.15.  Each partial prepayment of any Loan (other than Swingline Loans) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing pursuant to Section 2.3.  Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.

(b)                                 Any of the foregoing clause (a) to the contrary notwithstanding, Loans may be prepaid in accordance with Section 5.11.

Section 2.14.                         Mandatory Prepayments.

(a)                                 Within one Business Day after receipt during a Cash Dominion Period by the Parent or any of its Subsidiaries of any proceeds of any sale or disposition by the Parent or any of its Subsidiaries of any of its assets, or any proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, in each case in excess of $500,000 in any Fiscal Year, the Borrowers shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates); provided that the Borrowers shall not be required to prepay the Obligations with respect to (i) proceeds from the sales of assets in the ordinary course of business, (ii) proceeds from other asset sales permitted under Section 7.6, or (iii) proceeds from casualty insurance policies or eminent domain, condemnation or similar proceedings that are reinvested in assets then used or usable in the business of the Parent and its Subsidiaries within 180 days following receipt thereof, so long as such proceeds are held in Controlled Accounts at SunTrust Bank or subject to Control Account Agreements until reinvested.  Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(b)                                 Within one Business Day after receipt by the Parent or any of its Subsidiaries of any proceeds from any issuance of Indebtedness or equity securities by the Parent or any of its Subsidiaries, the Borrowers shall prepay the Obligations in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by the Borrowers in connection therewith (in each case, paid to non-Affiliates); provided that the Borrowers shall not be required to prepay the Obligations with respect to (i) proceeds of Indebtedness permitted under Section 7.1, (ii) proceeds of Capital Stock issued by a Loan Party to another Loan Party, (iii) proceeds of Capital Stock issued by any Loan Party to members of management, directors, officers, and employees pursuant to employment agreements, compensation or bonus plans, or employee stock or option plans of the Parent and its Subsidiaries not to exceed 5.00% of the total Capital Stock issued and outstanding on the Closing Date.  Any such prepayment shall be applied in accordance with subsection (d) of this Section.

(c)                                  [Reserved.]

(d)                                 Any prepayments made by the Borrowers pursuant to subsection (a), (b) or (c) of this Section shall be applied as follows: first, to the Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; fourth, to the principal balance of the Agent Advances, until the same have been paid in full, fifth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; sixth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments; and seventh, if any Event of Default exists, to Cash Collateralize the Letters of Credit in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.

(e)                                  If at any time the Aggregate Revolving Credit Exposure exceeds the lesser of (i) the Borrowing Base and (ii) the Aggregate Revolving Commitment Amount, the Borrowers shall immediately repay the Swingline Loans, any Agent Advances, and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount.  Each prepayment shall be applied as follows: first, to the Agent Advances to the full extent thereof; second, to the Swingline Loans to the full extent thereof; and third, to the Revolving Loans to the full extent thereof.  If, after giving effect to prepayment of all Swingline Loans, Agent Advances, and Revolving Loans, the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Commitment Amount, the Borrowers shall Cash Collateralize their reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.  The Aggregate Revolving Commitments of the Lenders shall not be permanently reduced by the amount of any prepayments made pursuant to the immediately preceding sentence.

Section 2.15.                         Interest on Loans.

(a)                                 The Borrowers shall pay interest on all Loans at the Applicable Rate plus the Applicable Margin in effect from time to time.

(b)                                 Any other term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, at the option of the Required Lenders if an Event of Default has occurred and is continuing, and automatically after the acceleration or deemed acceleration of the Obligations hereunder, the Borrowers shall pay interest with respect to all Loans and all other

Obligations hereunder (other than Loans), at the rate per annum equal to  the Applicable Rate, plus the Applicable Margin, plus 200 basis points.  In addition, if any principal of or interest on any Loan is not paid when due, such overdue amount shall bear interest at the rate per annum equal to 200 basis points above the Applicable Rate. Any interest due under the immediately preceding two sentences is referred to herein as the “Default Interest”.

(c)                                  Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.  Interest on all Loans shall be payable monthly in arrears on the first day of each calendar month and on the Revolving Commitment Termination Date.  All Default Interest shall be payable on demand.

Section 2.16.                         Fees.

(a)                                 The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrowers and the Administrative Agent.

(b)                                 The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue during the Availability Period at the Applicable Percentage on the daily amount by which such Lender’s Revolving Commitment exceeds such Lender’s Revolving Credit Exposure (excluding Swingline Exposure and Agent Advance Exposure).

(c)                                  The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue each day at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect (plus, at all times that the Loans are bearing Default Interest, 2.00% per annum) times the amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including, without limitation, any such LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue each day during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later) at a rate equal to 0.25% per annum times the amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) for such day, as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d)                                 The Borrowers shall pay on the Closing Date to the Administrative Agent and its Affiliates all fees in the Fee Letter that are due and payable on the Closing Date.

(e)                                  Accrued fees under subsections (b) and (c) of this Section shall be payable monthly in arrears on the first day of each calendar month, commencing on August 1, 2016, and on the Revolving Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f)                                   Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to commitment fees accruing with respect to its Revolving Commitment during such period pursuant to subsection (b) of this Section or letter of credit fees accruing during such period pursuant to subsection (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.28, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments, and (ii) to the extent any portion of such LC Exposure cannot be so reallocated and has not been cash collateralized by the Borrowers pursuant to Section 2.28, such fees will instead accrue for the benefit of and be payable to the Issuing Bank.  The pro rata payment provisions of Section 2.23 shall automatically be deemed adjusted to reflect the provisions of this subsection.

Section 2.17.                         Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.18.                         Inability to Determine Interest Rates.  If at any time:

(a)                                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR as contemplated in the definition of LIBOR, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Loans, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower Agent and to the Lenders as soon as practicable thereafter, the Applicable Rate shall automatically convert to the Base Rate and remain as the Base Rate until such time as the Administrative Agent shall have notified the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist (at which time, the Applicable Rate shall automatically convert to the Eurodollar Rate).

Section 2.19.                         Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower Agent and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower Agent that the circumstances giving rise to such suspension no longer exist, the Applicable Rate for the Loans of such Lender shall automatically convert to the Base Rate.  Notwithstanding the foregoing, the affected Lender shall, before giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be materially disadvantageous to such Lender in the good faith exercise of its discretion.  The Applicable Rate for the Loans of such Lender shall continue to be the Base Rate until such time as such Lender may resume making Eurodollar Loans, whereupon the Applicable Rate for the Loans of such Lender shall automatically convert to the Eurodollar Rate.

Section 2.20.                         Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Eurodollar Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the Issuing Bank; or

(ii)                                  impose on any Lender, the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or the Issuing Bank may provide the Borrower Agent (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts with a reasonable explanation thereof, and within five Business Days after receipt of such notice and demand the Borrowers shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender or the Issuing Bank for any such increased costs incurred or reduction suffered, but only to the extent such Lender or the Issuing Bank as applicable, imposes the same compensation standards on other similarly situated borrowers under comparable credit facilities.

(b)                                 If any Lender or the Issuing Bank shall have determined that after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or such Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or the Issuing Bank may provide the Borrower Agent (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts with a reasonable explanation thereof, and within five Business Days after receipt of such notice and demand the Borrowers shall pay to such Lender or the Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, the Issuing Bank or such Parent Company for any such reduction suffered, but only to the extent such Lender imposes the same compensation standards on other similarly situated borrowers under comparable credit facilities.

(c)                                  A certificate of such Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in subsection (a) or (b) of this Section shall be delivered to the Borrower Agent (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days before the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.21.                         [Reserved.]

Section 2.22.                         Taxes.

(a)  Defined Terms.  For purposes of this Section 2.22, the term “Lender” includes Issuing Bank and the term “applicable law” includes FATCA.

(b)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)  Payment of Other Taxes by the Borrowers.  In addition, without limiting the provision of subsection (b), the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)  Indemnification by Parent and the Borrowers.  Each of the Parent and each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Parent or any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Parent and each Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)  Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrowers or any other Loan Party to a Governmental Authority pursuant to this Section 2.22, the Borrowers or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)  Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Agent and the Administrative Agent, at the time or times reasonably requested by the Borrower Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Agent or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower Agent or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Administrative Agent as will enable the Borrower Agent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.22(g)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Agent and the Administrative Agent on or before the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN  or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.22A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent or any of its Subsidiaries within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E ; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.22B or Exhibit 2.22C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.22D on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Agent or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Agent and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Agent or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Agent or the Administrative Agent as may be necessary for the Borrower Agent and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Agent and the Administrative Agent in writing of its legal inability to do so.

(h)  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.22 (including by the payment of additional amounts pursuant to this Section 2.22), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)  Survival.  Each party’s obligations under this Section 2.22 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.23.                         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)                                 The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.20 or 2.22, or otherwise) before 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or (except as expressly provided in Section 2.22) withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.20, 2.22 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans, or Agent Advances that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Parent or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each of the Parent and each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Parent or any Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower Agent before the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the

Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated non-interest bearing account until the Revolving Commitment Termination Date, at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement; third, to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fourth, to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them; fifth, to the payment of principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them; sixth, to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders; and seventh, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.24.                         Letters of Credit.

(a)                                 During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to subsections (d) and (e) of this Section, shall issue, at the request of the Borrower Agent, Letters of Credit for the account of any Borrower on the terms and conditions hereinafter set forth; provided that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days before the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000 (or such lesser amount as the Issuing Bank may agree to, such agreement to be evidenced by the issuance of such Letter of Credit); (iii) no Borrower may request any Letter of Credit if, after giving effect to such issuance, (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the Aggregate Revolving Credit Exposure would exceed the lesser of (1) the Borrowing Base and (2) Aggregate Revolving Commitment Amount, and (iv) no Borrower shall request, and the Issuing Bank shall have no obligation to issue, any Letter of Credit the proceeds of which would be made available to any Persons (i) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, that, at the time of such funding, is the subject of any sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. Notwithstanding the foregoing, any Letter of Credit may contain customary automatic renewal provisions agreed upon by any Borrower and the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12  months (but not to a date later than the date set forth in clause (i) (B) above), subject to a right on the part of the Issuing Bank, in its discretion, to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal. Each Lender shall be deemed to have purchased, and hereby irrevocably and unconditionally purchases from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b)                                 To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three Business Days before the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, renewed or extended, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as shall be reasonably acceptable to  the Issuing Bank and that such Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)                                  At least two Business Days before the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice, and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless the Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit, directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in subsection (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)                                 The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof.  The Issuing Bank shall notify the Borrower Agent and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its respective obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  Each Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower Agent shall have notified the Issuing Bank and the Administrative Agent before 11:00 a.m. on the Business Day immediately before the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.8.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)                                  If for any reason a Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Borrowing should have occurred.  Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Parent or any of its Subsidiaries, (iv) any breach of this Agreement by any Loan Party or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Parent or any Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)                                   To the extent that any Lender shall fail to pay any amount required to be paid pursuant to subsection (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the Issuing Bank within three Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.15(c).

(g)                                  If any Event of Default shall occur and be continuing, on the Business Day that any Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this subsection, the Borrowers shall deposit in an account with the Administrative

Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 8.1(h) or (i).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Each Borrower agrees to execute any documents and/or certificates to effectuate the intent of this subsection.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents.  If any Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

(h)                                 Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower Agent a report describing the aggregate Letters of Credit then outstanding.  Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)                                     The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)                                  the existence of any claim, set-off, defense or other right which the Parent or any Subsidiary or Affiliate of the Parent may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)                               any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)                                 any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrowers’ obligations hereunder; or

(vi)                              the existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, any Lender nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)                                    Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) if requested by the Issuing Bank, such Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.25.                         Increase of Commitments; Additional Lenders.

(a)                                 From time to time after the Closing Date and in accordance with this Section, Parent, the Borrowers, and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments hereunder (each such increase, an “Incremental Commitment”) so long as the following conditions are satisfied:

(i)                                     the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $15,000,000 (the principal amount of each such Incremental Commitment, the “Incremental Commitment Amount”);

(ii)                                  the Loan Parties shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;

(iii)                               at the time of and immediately after giving effect to any such proposed increase, no Default or Event of Default shall exist, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), and, since March 27, 2016, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(iv)                              any incremental Commitments shall have a termination date no earlier than the Revolving Commitment Termination Date;

(v)                                 Parent and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Month for which financial statements are required to have been delivered, calculated as if all such Incremental Revolving Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance;

(vi)                              [reserved];

(vii)                           any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis; and

(viii)                        all other terms and conditions with respect to any such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent.

(b)                                 The Borrower Agent shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender) of any proposal to establish an Incremental Commitment (or such shorter period as shall be agreed by the Administrative Agent).  The Borrower Agent may also, but is not required to, specify any fees offered to those Lenders (the “Increasing Lenders”) that agree to increase the principal amount of their Revolving Commitments, which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment.  Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice (or such shorter period of time as shall have been agreed to by the Administrative Agent), specify in a written notice to the Borrower Agent and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide.  No Lender (or any successor thereto) shall have any obligation, express or implied, to offer to increase the aggregate principal amount of its Revolving Commitment, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.  Only the consent of each Increasing Lender shall be required for an increase in the aggregate principal amount of the Revolving Commitments pursuant to this Section.  No Lender which declines to increase the principal amount of its Revolving Commitment may be replaced with respect to its existing Revolving Commitment as a result thereof without such Lender’s consent.  If any Lender shall fail to notify the Borrower Agent and the Administrative Agent in writing about whether it will increase its Revolving Commitment within 15 days after receipt of such notice (or such shorter period of time as shall have been agreed to by the Administrative Agent), such Lender shall be deemed to have declined to increase its Revolving Commitment.  Parent and Borrowers may accept some or all of the offered amounts or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment.  Parent, the Borrowers, and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Revolving Commitments among the Increasing Lenders and the Additional Lenders.  The sum of the increase in the Revolving Commitments of the Increasing Lenders plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Incremental Commitment Amount.

(c)                                  Subject to the foregoing provisions of this Section, any increase requested by the Borrowers shall be effective upon delivery to the Administrative Agent of each of the following documents:

(i)                                     an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by each Borrower, by each Additional Lender and by each Increasing Lender, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;

(ii)                                  such evidence of appropriate corporate authorization on the part of Parent and the Borrowers with respect to such Incremental Commitment and such opinions of counsel for Parent and the Borrowers with respect to such Incremental Commitment as the Administrative Agent may reasonably request;

(iii)                               a certificate of Parent and each Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in subsection (a) of this Section has been satisfied;

(iv)                              to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Revolving Commitments issued by each Borrower in accordance with Section 2.12; and

(v) any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.

Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Revolving Commitments and Schedule I shall automatically be deemed amended accordingly.

(d)                                 If any Incremental Commitments are to have terms that are different from the Revolving Commitments outstanding immediately before the effectiveness thereof (any such Incremental Commitments, the “Non-Conforming Credit Extensions”), all such terms shall be as set forth in a separate assumption agreement among the Parent, each Borrower, the Lenders providing such Incremental Commitments and the Administrative Agent, the execution and delivery of which agreement shall be a condition to the effectiveness of the Non-Conforming Credit Extensions.  If the Parent or any Borrower incurs Incremental Commitments under this Section, regardless of whether such Incremental Commitments are Non-Conforming Credit Extensions, the Borrowers shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Commitments and the Revolving Commitments outstanding immediately before the effectiveness thereof.  Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in this clause (d), amendments to ensure pro rata allocations of Loans among all Lenders and amendments to implement ratable participation in Letters of Credit between the Non-Conforming Credit Extensions consisting of Incremental Commitments and the Revolving Commitments outstanding immediately before the effectiveness of the Incremental Commitments).

Section 2.26.                         Mitigation of Obligations.  If any Lender requests compensation under Section 2.20, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.20 or Section 2.22, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.27.                         Replacement of Lenders.  If (a) any Lender requests compensation under Section 2.20, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22,  (b) any Lender is a Defaulting Lender, (c) any Lender gives a notice under Section 2.19 that has not been rescinded or (d) any Lender has failed to consent to a proposed amendment, waiver or modification that under Section 10.2  requires the consent of all the Lenders (or all of the affected Lenders) and with respect to which the Required Lenders shall have granted their consent,  then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than, if applicable, its existing rights to payments pursuant to Section 2.20 or 2.22, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), and (iii) in the case of a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.22, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.28.                         Defaulting Lenders.

(a)                                 Cash Collateral.

(i)  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.28(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Bank’s LC Exposure with respect to such Defaulting Lender.

(ii)                                  Parent and each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first-priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines in its reasonable judgment that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, each Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the

Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.28(a) or Section 2.28(b)  in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, before any other application of such property as may otherwise be provided for herein.

(iv)                              Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.28(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (B) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.28(b)  through (d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by any Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(b)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.28(a); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’

future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.28(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis before being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to subsection (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.28(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)

(A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.16(b) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.16(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.28(a).

(C)                               With respect to any  commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, each Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) to the extent not Cash Collateralized by the Borrowers pursuant to the above provisions, pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s LC Exposure or Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 2.29, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.28(a).

(c)                                  Defaulting Lender Cure.  If Parent, any Borrower, the Administrative Agent, Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments  (without giving effect to Section 2.28(b)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(d)                                 New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless the Swingline Lender is satisfied that the Swingline Lender will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless the Issuing Bank is satisfied that the Issuing Bank will have no LC Exposure after giving effect thereto.

Section 2.29.                         Acknowledgement and Consent to Bail-in of EEA Financial Institutions . Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 2.30.                         Multiple Borrower Provisions .

(a)                                                                                 All Loans made to or on behalf of any Borrower and all of the other Obligations of Borrowers, including all interest, fees, and expenses with respect thereto, shall constitute one joint and several direct and general obligation of all Borrowers and Guarantors.  Notwithstanding anything to the contrary contained herein, each Borrower shall be jointly and severally, with each other Borrower, directly and unconditionally liable to Administrative Agent and the Lenders for all Obligations, it being understood that the Loans to each Borrower inure to the benefit of all Borrowers, and that Administrative Agent is relying on the joint and several liability of the Borrowers as co-makers and guarantors in extending the Loans and issuing Letters of Credit hereunder.  Parent and each other Borrower hereby unconditionally and irrevocably agree that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable to Administrative Agent, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by application of law (provided such Obligation shall not be extinguished by any such prohibition).

(b)                                                                                 No payment or payments made by any Borrower or any other Person or received or collected by Administrative Agent from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement (except  to the extent of such payment), and each Borrower shall remain liable for all of the remaining Obligations until all of the Obligations are paid in full.

(c)                                                                                  Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Administrative Agent with respect thereto, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition).  All Obligations shall be conclusively presumed to have been created in reliance hereon.  The Obligations and other liabilities under this Agreement and the other Loan Documents shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (ii) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (iii) any taking, exchange, release of or non-perfection in any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (iv) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (v) any other circumstance which may otherwise constitute a defense available to, or a discharge of, any Borrower.  This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Administrative Agent upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

(d)                                                                                 Each Borrower agrees that the joint and several liability of the Borrowers provided for in this Agreement shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which one or more other Borrowers may hereafter agree (other than an agreement signed by Administrative Agent specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by Administrative Agent with respect to any of the Obligations, nor by any other agreements or arrangements whatever with one or more other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the Obligations and may be enforced without requiring Administrative Agent first to resort to any other right, remedy or security.  Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Document and any requirement that Administrative Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral.

(e)                                                                                  Each of the Parent and each Borrower hereby designates the Parent (“Borrower Agent”) as its attorney, representative and agent and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents, receive notices, and carry out all actions for all purposes under this Agreement and the other Loan Documents, including requests for Loans and Letters of Credit, and the execution and delivery of Notices of Borrowing, delivery or receipt of communications (including any Notice of Revolving Borrowing, any telephonic or electronic mail notice or request for a Borrowing, any request for the issuance of any Letter of Credit), preparation and delivery of Borrowing Base Certificates and all attachments thereto, financial reports and Compliance Certificates, receipt and payment of Obligations, requests for waivers, amendments, or other accommodations, actions under this Agreement and the other Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent.  Borrower Agent hereby accepts such appointment.  Administrative Agent may give any notice to, or communication with, any Loan Party hereunder or under any other Loan Document to or with Borrower Agent on behalf of such Loan Party.  Each of the Parent and each Borrower agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it regardless of whether such Loan party was notified of the same before or after the occurrence of the same.  Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the terms of this Section 2.30(e).

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1.                                Conditions to Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)                                 The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or before the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Sole Lead Arranger and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Sole Lead Arranger.

(b)                                 The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:

(i)                                     This Agreement, duly executed and delivered by each Person party hereto;

(ii)                                  a certificate of the Secretary or Assistant Secretary of each Loan Party, (A) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party and (B) attaching and certifying copies of (1) such Loan Party’s articles or certificate of incorporation, organization, or limited partnership, or other registered organizational documents, each of which shall have been certified as of a recent date by the secretary of state of the jurisdiction issuing the same; (2) such Loan Party’s bylaws, partnership agreement or limited liability company agreement; and (3) resolutions of such Loan Party’s board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(iii)                               certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party;

(iv)                              a favorable written opinion of Ballard Spahr LLP, counsel to the Loan Parties, addressed to the Administrative Agent, the Issuing Bank, and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(v)                                 a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of any initial Borrowing, (x) no Default or Event of Default exists, (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct  in all material respects (other than those representations that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties are true and correct in all respects) and (z) since the date of the financial statements of the Borrower described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(vi)                              [reserved];

(vii)                           certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(viii)                        copies of (A) the internally prepared monthly financial statements of the Parent and its Subsidiaries on a consolidated basis for the calendar month ended April 30, 2016, (B) the audited consolidated and financial statements for the Parent and its Subsidiaries for the Fiscal Year ended March 30, 2014, March 29, 2015, and March 27, 2016, and (C) financial projections on a monthly basis for the Fiscal Years ending on or about March 31, 2017, and annually thereafter through the end of the Fiscal Year ending on or about March 31, 2021;

(ix)                              a certificate, dated the Closing Date and signed by the chief financial officer of Parent, confirming that Parent and its Subsidiaries, on a consolidated basis, are

Solvent before and after giving effect to the consummation of the transactions contemplated to occur on the Closing Date;

(x)                                 the Guaranty and Security Agreement, duly executed by the Parent and each of its Domestic Subsidiaries, together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as requested by the Administrative Agent in order to perfect such Liens, duly authorized by the Loan Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties as requested by the Administrative Agent, indicating that there are no prior Liens on any of the Collateral other than Permitted Encumbrances and Liens to be released on the Closing Date, and (C) an Information Certificate, duly completed and executed by each Loan Party;

(xi)                              Control Account Agreements with respect to each of the Loan Parties’ deposit accounts, duly executed by each depository Bank and the applicable Loan Party;

(xii)                           [reserved];

(xiii)                        copies of duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, executed by each of the Existing Lenders, together with, (A) if applicable, UCC-3 or other appropriate termination statements, in form and substance satisfactory to the Administrative Agent, releasing all liens of the Existing Lenders upon any of the personal property of the Loan Parties and (B) any other releases, terminations, or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to the Existing Lenders;

(xiv)                       a duly completed and executed Borrowing Base Certificate; and

(xv)                          certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties, in each case naming the Administrative Agent as lender’s loss payee or additional insured, as the case may be, together with a lender’s loss payable endorsement in form and substance satisfactory to the Administrative Agent.

(c)                                  Agent shall have determined that Availability as of the Closing Date, after giving effect to the any initial Revolving Loans (and any Revolving Loans to be made and Letters of Credit to be issued on the Closing Date), less trade accounts payable which are past due (based on the Borrowers’ historical practices before the Closing Date) equals or exceeds $20,000,000.

(d)                                 Administrative Agent shall have received background checks with respect to each Loan Party and its management and owners and such other information relating to “know your customer” rules and regulations, in each case, as Administrative Agent shall have required and Administrative Agent shall have found the same satisfactory in all respects.

(e)                                  No less than five Business Days before the Closing Date, Administrative Agent shall have received such information and materials as it shall have requested to complete, as to each Loan Party and its management and owners, all background checks and “know your customer” regulations and policies.

(f)                                   Agent shall have completed all legal and business diligence regarding the Loan Parties and found the results thereof satisfactory in all respects.

(g)                                  Administrative Agent shall have obtained its final internal credit approval.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender before the proposed Closing Date specifying its objection thereto.

Section 3.2.                                Conditions to Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.28(c) and the satisfaction of the following conditions:

(a)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)                                 at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representations and warranties shall be true and correct in all respects) (except to the extent that such representations and warranties relate to an earlier date in which case such representations and warranties that expressly relate to an earlier date are true and correct, in the case of such representations and warranties qualified by a Material Adverse Effect or other materiality qualifier, in all respects, and otherwise in all material respects, as of such earlier date);

(c)                                  since March 27, 2016, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)                                 the Borrower shall have delivered the required Notice of Revolving Borrowing;

(e)                                  after giving effect to any Borrowing or the issuance of any Letter of Credit, Availability shall not be less than zero; and

(f)                                   the Administrative Agent shall have received such other documents, certificates, information or legal opinions as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent.

Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in subsections (a), (b) and (c) of this Section.

Section 3.3.                                Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Parent and each Borrower represents and warrants to the Administrative Agent, each Lender and the Issuing Bank as follows:

Section 4.1.                                Existence; Power.  Each of the Parent and each Borrower (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified  or in good standing (other than in its jurisdiction of organization) could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.                                Organizational Power; Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.  This Agreement has been duly executed and delivered by the Parent and each Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Parent, each Borrower, or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.                                Governmental Approvals; No Conflicts.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to the Parent or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any material Contractual Obligation of the Parent or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any material payment to be made by the Parent or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4.                                Financial Statements.  The Parent has furnished to each Lender (i) the audited consolidated balance sheet of the Parent and its Subsidiaries as of March 27, 2016, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Ernst & Young, LLP, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries as of April 30, 2016, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month and year-to-date period then ended, certified by a Responsible Officer.  Such financial statements fairly present, in all material respects, the consolidated financial condition of the Parent and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii).  Since March 27, 2016, there have been no changes with respect to the Parent and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5.                                Litigation and Environmental Matters.

(a)                                 No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Parent and its Subsidiaries, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)                                 Except for the matters set forth on Schedule 4.5, none of the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability except, in each case, as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6.                                Compliance with Laws and Agreements.  The Parent and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except in each case where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.                                Investment Company Act.  None of the Parent nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company,” as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.                                Taxes.  The Parent and its Subsidiaries and each other Person for whose taxes the Parent or any of its Subsidiaries could become liable (a) have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns and (b) have paid  all assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP or, in the case of clause (b), where the failure to make such payment could not reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9.                                Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.  None of the Parent nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.                         ERISA.  Each Benefit Arrangement and Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.  Each Benefit Arrangement and Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Benefit Arrangement or Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).  No ERISA Event has occurred or is reasonably expected to occur with respect to a Plan.  There exists no Unfunded Pension Liability with respect to any Plan.  None of the Parent, any of its Subsidiaries, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.  There are no actions, suits or claims pending against or involving a Benefit Arrangement or Plan (other than routine claims for benefits) or, to the knowledge of the Parent, any of its Subsidiaries, or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against such Benefit Arrangement or Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Parent or any of its Subsidiaries.  The Parent, each of its Subsidiaries, and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan.  No Plan has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Parent, any of its Subsidiaries, or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  Each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Parent or any of its Subsidiaries.  All contributions required to be made with respect to a Non-U.S. Plan have been timely made.  None of the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan.  The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Parent’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11.                         Ownership of Property; Insurance.

(a)                                 Each of the Parent and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Parent referred to in Section 4.4 or purported to have been acquired by the Parent or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes), in each case free and clear of Liens (other than Permitted Liens).  All leases that individually or in the aggregate are material to the business or operations of the Parent and its Subsidiaries are valid and subsisting and are in full force.

(b)                                 Each of the Parent and each of its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe the rights of any other Person, in each case except to the extent any such failure and/or infringement, individually or the aggregate could not reasonably be expected to have a Material Adverse Effect.

(c)                                  The properties of the Parent and each of its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Parent, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or any applicable Subsidiary operates.

(d)                                 Schedule 4.11 sets forth all Real Estate owned or leased by any Loan Parties as of the Closing Date.

Section 4.12.                         Disclosure.  As of the Closing Date, the Parent has disclosed to the Administrative Agent all agreements, instruments, and corporate or other restrictions to which the Parent or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither any Information Certificate nor any of the reports (including, without limitation, all reports that the Parent is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Parent to the Administrative Agent in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of the Parent and each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.13.                         Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Parent or any of its Subsidiaries, or, to the Parent’s knowledge, threatened against or affecting the Parent or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Parent or any of its Subsidiaries, or, to the Parent’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Parent or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Parent or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.                         Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest of each Loan Party in, the jurisdiction of incorporation or organization of such Loan Party, and the type of each Subsidiary of the Parent and the other Loan Parties and identifies each Subsidiary that is a Borrower or Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.                         Solvency.  Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.16.                         Deposit Accounts.  Schedule 4.16 lists all of the Loan Parties’ deposit accounts (including each Collections Account and Concentration Account), lockbox accounts, or other similar deposit accounts as of the Closing Date, and such Schedule correctly identifies, as to each such deposit account, the name, address, and telephone number of the financial institution at which such deposit account is maintained, the name in which such deposit account is held, the type of such deposit account, whether such deposit account is a Collections Account, a Concentration Account, or otherwise, and the complete account number therefor.

Section 4.17.                         Collateral Documents. The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein) to the extent a security interest therein can be created under Article 9 of the UCC, and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person (other than with respect to Permitted Liens).

Section 4.18.                         [Reserved.]

Section 4.19.                         Material Agreements.  As of the Closing Date, all Material Agreements of the Parent and its Subsidiaries (other than the Loan Documents) are described on Schedule 4.19, and each such Material Agreement is in full force and effect.  As of the Closing Date, the Parent does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements.  As of the Closing Date, the Parent has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

Section 4.20.                         Anti-Corruption Laws and Sanctions.  The Parent has implemented and maintains in effect policies and procedures designed to promote compliance in all material respects by the Parent, its Subsidiaries, and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Parent, its Subsidiaries, and each of their respective directors, officers and employees and, to the knowledge of the Parent, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.  None of (a) the Parent, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent, any agent of the Parent, or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transactions will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.21.                         Representations and Warranties Relating to Accounts. As to each Account that was included by such Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Borrower Agent, such Account was not ineligible (to the Borrowers’ knowledge with respect to any Account deemed ineligible by the Administrative Agent in the exercise of its Permitted Discretion) by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts as of the date of such Borrowing Base Certificate.

Section 4.22.                         Certain Representations and Warranties Relating to National Air Time.  National Air Time (a) owns no assets having an aggregate fair market value in excess of $25,000, (b) does not have liabilities in excess of $25,000, and (c) has ceased conducting regular business and conducts no business other than business directly related to its liquidation and dissolution.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full  (except for inchoate or contingent indemnification obligations for which no claim has been made or threatened) and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the Issuing Bank, and all LC Disbursements shall have been reimbursed, each of the Parent and each Borrower covenants and agrees with the Lenders that:

Section 5.1.                                Financial Statements and Other Information.  The Borrower Agent will deliver to the Administrative Agent and each Lender:

(a)                                 as soon as available and in any event within 90 days after the end of each Fiscal Year of the Parent, a copy of the annual audited report for such Fiscal Year for the Parent and its Subsidiaries, containing a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young, LLP, or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Parent and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, that so long as the Parent is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower Agent may satisfy its obligation to deliver the financial statements referred to in this clause (a) by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent and the Lenders shall have provided to the Borrower Agent from time to time;

(b)                                 [reserved];

(c)                                  as soon as available and in any event within 30 days after the end of each Fiscal Month (or 45 days after the end of the last Fiscal Month of each Fiscal Quarter) other than the last Fiscal Month of a Fiscal Year, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated statements of income of the Parent and its Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of the Parent’s previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year;

(d)                                 concurrently with the delivery of the financial statements referred to in subsections (a) and (c) of this Section (other than the financial statements for last Fiscal Month of each Fiscal Year delivered pursuant to subsection (c) of this Section), a Compliance

Certificate signed by the principal executive officer or the principal financial officer of the Parent (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Parent has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations of the financial covenants set forth in Article VI (provided, that the financial covenants will not be tested except as provided in Article VI), (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Month from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Month, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Parent and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

(e)                                  to the extent otherwise obtained by the Borrowers, concurrently with the delivery of the financial statements referred to in subsection (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained any knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)                                   as soon as available and in any event within 30 days after the beginning of each Fiscal Year (commencing with the Fiscal Year ending on or about March 31, 2018), forecasts and a pro forma budget for such Fiscal Year (prepared on a monthly basis) and each other Fiscal Year which commences before the Revolving Commitment Termination Date (prepared on an annual basis), each containing an income statement, balance sheet and statement of cash flow for the applicable period covered thereby;

(g)                                  promptly upon Administrative Agent’s request from time to time, an updated Information Certificate for each Loan Party;

(h)                                 promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be (provided, however, that items to be delivered pursuant to this clause shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, so long as the Borrower Agent shall have notified (which may be by facsimile or electronic mail) Administrative Agent of the filing of any such documents); and

(i)                                     promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Parent or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request;

(j)                                    within 30 days after the end of each Fiscal Month, the Borrower Agent shall deliver to the Administrative Agent, a Borrowing Base Certificate as of the last day of the immediately preceding Fiscal Month, which shall be in such form as shall be  reasonably satisfactory to the Administrative Agent, setting forth a categorical breakdown of all Accounts of each Loan Party and a calculation of Eligible Accounts as of such last day of the preceding

Fiscal Month; provided, however, during an Increased Reporting Period, the Borrower Agent shall instead provide the Borrowing Base Certificates and other information required by this Section 5.1(j) on a weekly basis, no later than three Business Days after the end of each calendar week or with such other frequency as may be required by the Administrative Agent from time to time;

(k)                                 within 30 days after the end of each Fiscal Month, Borrower Agent shall deliver to the Administrative Agent, in form reasonably acceptable to the Administrative Agent, (A) a report of sales, collections, debit and credit adjustments and (B) a detailed aged trial balance of all Accounts of each Loan Party existing as of the last day of the preceding Fiscal Month, specifying the names, and face value for each Account Debtor obligated on an Account of such Loan Party so listed and all other information necessary to calculate Eligible Accounts as of such last day of the preceding Fiscal Month or such other date reasonably required by the Administrative Agent; provided, however, during an Increased Reporting Period, the Borrower Agent shall instead provide such reports and other information required by this Section 5.1(k) on a weekly or more frequent basis as may be requested by Administrative Agent from time to time; and

(l)                                     upon request by the Administrative Agent, the Borrower Agent shall deliver to the Administrative Agent, in form reasonably acceptable to the Administrative Agent, (A) lockbox, bank and investment account statements and (B) copies of proof of delivery and the original  or an accurate facsimile copy of all documents, including repayment histories and present status reports relating to the Accounts of each Loan Party so scheduled and such other matters and information relating to the status of then existing Accounts of each Loan Party as the Administrative Agent shall reasonably request.

Section 5.2.                                Notices of Material Events.  The Borrower Agent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Parent or any Borrower, affecting the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  promptly after becoming aware thereof, the occurrence of any event or any other development by which the Parent or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)                                 promptly and in any event within 15 days after (i) the Parent, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Parent describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Parent, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Parent, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Parent, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Parent;

(e)                                  promptly after becoming aware thereof, the occurrence of any default or event of default, or the receipt by the Parent or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Parent or any of its Subsidiaries;

(f)                                   any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue or Consolidated EBITDA of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;

(g)                                  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(h)                                 The Borrower Agent will furnish to the Administrative Agent at least 30 days before (or such shorter period as shall be agreed by the Administrative Agent), notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or legal structure, (iv) in any Loan Party’s federal taxpayer identification number or organizational number or (v) in any Loan Party’s jurisdiction of organization.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and, if applicable, any action taken or proposed to be taken with respect thereto.

Section 5.3.                                Existence; Conduct of Business.  The Parent shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.                                Compliance with Laws.  The Parent shall, and shall cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.                                Payment of Obligations.  The Parent shall, and shall cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default (as determined by reference to the Parent and its Subsidiaries’ historical practices), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent, such Borrower, or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.                                Books and Records.  The Parent shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent in conformity with GAAP.

Section 5.7.                                Visitation and Inspection.

(a)                                 The Parent shall, and shall cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower Agent; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.

(b)                                 Absent the existence of any Event of Default, Borrowers shall be required to pay for the costs and expenses of only one field examination per calendar year (plus one additional field examination per Fiscal Year if commenced during any Cash Dominion Period).

Section 5.8.                                Maintenance of Properties; Insurance.  The Parent shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Parent (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Parent, each Borrower, and each of their respective Subsidiaries in accordance with this Section, and (c)

at all times shall name the Administrative Agent as additional insured on all liability policies of the Parent, each Borrower, and each of their Subsidiaries and as lender’s loss payee (pursuant to a lender’s loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Parent, the Borrowers, and each of their respective Subsidiaries.

Section 5.9.                                Use of Proceeds; Margin Regulations.

(a)                                 The Borrowers will use the proceeds of all Loans to pay transaction costs and expenses arising in connection with the Loan Documents, pay existing Indebtedness, and to finance working capital needs, Permitted Acquisitions, and capital expenditures and for other general corporate purposes of the Borrowers and, to the extent not prohibited herein, their Subsidiaries.

(b)                                 No part of the proceeds of any Loan or benefit of any Letter of Credit will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.  All Letters of Credit will be used for general corporate purposes.

(c)                                  No Borrower will request any Borrowing or Letter of Credit, and none of the Parent, any Borrower, nor any of their respective Subsidiaries shall use, and each of Parent and each Borrower shall ensure that each of their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.10.                         Casualty and Condemnation.  The Borrower Agent (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will  exercise commercially reasonable efforts to obtain net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) and, to the extent applicable, applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11.                         Cash Management.

(a)                           Except as otherwise expressly permitted under this Agreement and except for deposit accounts used solely as payroll, trust, or fiduciary deposit accounts, the Canadian Related Deposit Accounts, and the GW Related Deposit Account, no Loan Party shall open or maintain any other deposit account unless the depository bank or financial institution for such deposit account shall have entered into a Control Account Agreement in favor of the Administrative Agent.  Any of the foregoing to the contrary notwithstanding, the aggregate balance of all amounts on deposit in any deposit account which is not subject to a Control Account Agreement (other than the Canadian Related Deposit Accounts) shall not at any time exceed $250,000.

(b)                           The Loan Parties will not, after the Closing Date, enter in any agreement with a Credit Card Processer unless such Credit Card Processor is party to a Credit Card Processor Agreement (that applies to such agreement) or executes and delivers a Credit Card Processor Agreement contemporaneously with the entering into of such agreement.

(c)                            Each of the Loan Parties’ deposit accounts established after the Closing Date (other than payroll, trust, and fiduciary deposit accounts) shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent.

(d)                           If any Loan Party shall at any time receive any remittances or any other funds representing proceeds of the Collateral, such Loan Party shall hold the same as trustee for the Administrative Agent, shall, except to the extent deposited into a Canadian Related Deposit Account or the GW Related Deposit Account in accordance with the practices of the Loan Parties as of the Closing Date, segregate such remittances or funds from its other assets, and shall promptly deposit the same into a Collections Account or the Concentration Account.  All cash, cash equivalents, checks, notes, drafts or similar items of payment received by any Loan Party shall be deposited into a Collections Account or the Concentration Account promptly upon (and in any event within one Business Day of) receipt thereof by such Loan Party.

(e)                            On and after the Closing Date, the Borrowers shall maintain one or more lockboxes and Collections Accounts and the Concentration Account and direct their respective Account Debtors to make payment on all Accounts to a lockbox (if made by tangible payment item) or, if made by electronic means, to a Collections Account or the Concentration Account, other than payments to the Canadian Related Deposit Accounts and the GW Related Deposit Account, in each case, in accordance with the practices of the Loan Parties as of the Closing Date.  The agreements relating to any lockbox shall provide that all items received in such lockbox shall be submitted for collection and the collected balance thereof be deposited in a Collections Account or the Concentration Account on a daily basis.  The Control Account Agreement relating to any Collections Account shall provide that all collected balances in such Collections Account be transferred to the Concentration Account on a daily basis.  At all times during a Cash Dominion Period, the Administrative Agent may (at its election) cause the collected balances in the Concentration Account to be applied directly to the payment of the Obligations in the manner set forth in Section 2.14(d).  At all other times, the Administrative Agent shall cause the collected balances in the Concentration Account to (i) be transferred daily (or such other frequency as may be agreed to by the Borrower and the Administrative Agent) to the Master Funding Account or (ii) upon the written request of Borrower Agent from time to time, applied directly to the payment of the Obligations in the manner set forth in Section 2.14(d) (with it being agreed that, so long as no Cash Dominion Period then exists, Borrower Agent may, by giving the Administrative Agent at least three Business Days’ written notice, elect to cause such balances to be applied in accordance with the foregoing clause (i)).  Each Collections Account and the Concentration Account shall be under the sole dominion and exclusive control of the Administrative Agent, on behalf of the Secured Parties, and no Loan Party shall have any right to withdraw such amounts from the Collections Accounts or the Concentration Account.

(f)                             With respect to the Canadian Related Deposit Accounts, (i) Parent shall not permit the collected balance on deposit in the Canadian Related Deposit Accounts to exceed the Dollar Equivalent of $250,000 for more than two Business Days; (ii) not less than one time per week, cause the collected balances on deposit in the Canadian Related Deposit Accounts to be transferred to the Concentration Account (provided, however, that the Loan Parties may leave not more than the Dollar Equivalent $25,000 of such balances, in the aggregate, on deposit in the Canadian Related Deposit Accounts); (iii) at no time shall any Loan Party permit any funds on deposit in the Canadian Related Deposit Accounts to be transferred out of such deposit account other than (A) transfers from the Canadian Related Deposit Account maintained in Canada to the Canadian Related Deposit Account maintained in the United States; (B) transfers to a Collections Account or the Concentration Account; and (C) transfers to the depository institution at which such deposit account is maintained for purposes of payment of the customary costs and expenses associated with the maintenance of such deposit accounts); (iv) upon the request of the Administrative Agent made during a Liquidity Period, promptly cause any or all of the Canadian Related Deposit Accounts to become subject to a Control Account Agreement (or an equivalent agreement reasonably satisfactory to the Administrative Agent during such Liquidity Period), other than payroll, trust, or fiduciary deposit accounts.

(g)                            With respect to the GW Related Deposit Account, (i) Parent shall not permit the GW Related Deposit Account to be used for any purposes other (A) the collection of Accounts arising from training programs conducted by GW; (B) funding or making payroll for employees of GW; and (C) customary bank service charges, fees, and indemnities solely relating to such deposit account, and (ii) upon the request of the Administrative Agent made during a Liquidity Period, cease using the GW Related Deposit Account for payroll purposes and promptly cause the GW Related Deposit Account to become subject to a Control Account Agreement.

Section 5.12.                         Additional Subsidiaries and Collateral.

(a)                                 If, after the Closing Date, any Person becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Borrower Agent shall promptly notify the Administrative Agent and the Lenders thereof and (y) within 30 days after such Person becomes a Domestic Subsidiary, the Borrower Agent shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in the same types of collateral as granted by the other Loan Parties by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Loan Party on the Closing Date.

(b)                                 [Reserved.]

(c)                                  The Parent and each Borrower agree that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first-priority perfected Lien on the property required to be pledged pursuant to subsections (a) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Permitted Liens.  All actions to be taken pursuant to this Section shall be at the expense of the Borrowers or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.

Section 5.13.                         Additional Real Estates; Leased Locations.  If after the Closing Date any Loan Party proposes to lease any Real Estate or to locate any Collateral with any inventory processor, warehouseman, or other bailee, it shall first provide to the Administrative Agent a copy of the proposed lease or processing, warehousing, or other bailee agreement and shall use its commercially reasonable efforts to obtain a fully executed Collateral Access Agreement from the landlord of such leased property or such processor, warehouseman, or bailee, which Collateral Access Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Loan Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion (although the waiver of such requirement shall not affect Administrative Agent’s right to institute Reserves with respect to arrangements).

Section 5.14.                         Further Assurances; Post-Closing Matters.

(a)                                 The Parent and each Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents and related regulatory compliance), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Each of the Parent and each Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

(b)                                 Parent shall, and shall cause each of its Subsidiaries (as applicable) to:

(i)                                     Exercise its commercially reasonable efforts to obtain within 90 days after the Closing Date a Collateral Access Agreement from each landlord for each leased location at which a Loan Party keeps or maintains any of its books and records or where more than $2,500,000 of the Loan Parties’ Inventory (in the aggregate) is located;

(ii)                                  Exercise its commercially reasonable efforts to obtain within 30 days following the Closing Date a Credit Card Processor Agreement with respect to each Credit Card Processor existing as of the Closing Date; and

(iii)                               Exercise its commercially reasonable efforts to obtain within 30 days following the Closing Date a loss payee endorsement from each Person providing trade receivables credit insurance to any Loan Party as of the Closing Date.

ARTICLE VI
FINANCIAL COVENANT

Each of the Parent and each Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding (except for inchoate or contingent indemnification obligations for which no claim has been made or threatened):

Section 6.1.                                Fixed Charge Coverage Ratio.  Parent and its Subsidiaries will maintain, as of the end of each Fiscal Month ending most recently before the commencement of each Liquidity Period and each Fiscal Month ending during a Liquidity Period, a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

ARTICLE VII
NEGATIVE COVENANTS

The Parent covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding (except for inchoate or contingent indemnification obligations for which no claim has been made or threatened):

Section 7.1.                                Indebtedness and Preferred Equity.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness created pursuant to the Loan Documents;

(b)                                 Indebtedness of the Parent and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and any Permitted Refinancing Indebtedness in respect thereof;

(c)                                  Indebtedness of the Parent or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof (provided that such Indebtedness is incurred before or within 90 days after such acquisition or the completion of such construction or improvements) and any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;

(d)                                 Indebtedness of any Loan Party owing to any other Loan Party, Indebtedness of any Subsidiary which is not a Loan Party to any other Subsidiary which is not a Loan Party, and, subject to Section 7.4, Indebtedness of any Loan Party to any Subsidiary which is not a Loan Party;

(e)                                  Guarantees by the Parent or any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party shall be subject to Section 7.4;

(f)                                   Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $5,000,000 at any time outstanding;

(g)                                  Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(h)                                 Hedging Obligations permitted by Section 7.10; and

(i)                                     other unsecured Indebtedness of the Parent or its Subsidiaries in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

The Parent will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Parent or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or before, in the cases of clauses (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.                                Liens.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a)                                 Liens securing the Obligations; provided that no Liens may secure Obligations constituting either Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Section 2.23 and Section 8.2;

(b)                                 Permitted Encumbrances;

(c)                                  Liens on any property or asset of the Parent or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2;

(d)                                 purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) any such Lien secures Indebtedness permitted by Section 7.1(c), (ii) any such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) any such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)                                  any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Parent, (y) existing on any asset of any Person at the time such Person is merged with or into the Parent or any of its Subsidiaries, or (z) existing on any asset before the acquisition thereof by the Parent or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(f)                                   Liens securing Indebtedness permitted under clause (g) of Section 7.1, which Liens attach solely to the insurance policies financed in connection with such Indebtedness and the proceeds thereof;

(g)                                  Liens on any cash earnest deposits, cash escrow arrangement or similar cash arrangements made by the Parent or any Subsidiary in connection with any purchase agreement for or in anticipation of a Permitted Acquisition or other transaction permitted hereunder;

(h)                                 in connection with the sale or transfer of the Capital Stock in any Subsidiary or the sale of all or substantially all of the assets of a Borrower or Subsidiary thereof or a division or business unit thereof in a transaction permitted under Section 7.6, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof; and

(i)                                     other Liens securing obligations in an aggregate amount not to exceed $500,000 at any time outstanding, provided, however, that such Liens do not attach to any Collateral.

Section 7.3.                                Fundamental Changes.

(a)                                 The Parent will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) Parent may merge with a Person in connection with a Permitted Acquisition so long as a Parent is the surviving Person, (ii) a Borrower may merge with a Person in connection with a Permitted Acquisition so long as a Borrower is the surviving Person, (iii) any wholly owned Subsidiary may merge into or consolidate with another wholly owned Subsidiary, provided that if any party to such merger or consolidation is a Loan Party, a Loan Party shall be the surviving Person, (iv) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders, (v) any Subsidiary of the Parent which is not a Borrower may merge into or consolidate with any Person in a transaction permitted under Section 7.6 in which after giving effect to such transaction, the surviving entity is not a Subsidiary and (vi) any Subsidiary which is not a Borrower may liquidate or dissolve after the transfer of all or substantially all of its assets to another Loan Party in a transaction permitted under Section 7.6 if the Parent determines in good faith that such liquidation or dissolution is in the best interest of the Parent and its Subsidiaries and the Administrative Agent determines that such liquidation or dissolution is not materially disadvantageous to the Lenders.

(b)                                 The Parent will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.                                Investments, Loans.  The Parent will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary before such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or a division or a business unit of any other Person, or create or form any Subsidiary, except:

(a)                                 Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);

(b)                                 Permitted Investments;

(c)                                  Guarantees by the Parent and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in subsection (d) of this Section;

(d)                                 Investments made by the Parent in or to any Subsidiary and by any Subsidiary to the Parent or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and Guarantees by the Loan Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Loan Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $2,000,000 at any time outstanding;

(e)                                  loans or advances to employees, officers or directors of the Parent or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $250,000 at any time outstanding;

(f)                                   Hedging Transactions permitted by Section 7.10;

(g)                                  Permitted Acquisitions; and

(h)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)                                     Investments as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any assets in compliance with Section 7.6; and

(j)                                    other Investments which in the aggregate do not exceed (i) when taken together with all other Investments made in the same Fiscal Year, $7,500,000 and (ii) when taken together with all other Investments made since the Closing Date, $15,000,000; provided that (A) no Default or Event of Default shall have occurred and be continuing at the time such Investment is made, and (B) immediately after giving effect to such Investment either (1) Availability is greater than or equal to $12,500,000 or (2) Availability is greater than or equal to $10,000,000 and Parent and its Subsidiaries’ Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.20 to 1.00.

Section 7.5.                                Restricted Payments.  Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)                                 dividends payable by the Parent solely in interests of any class of its common equity; and

(b)                                 Restricted Payments made by any Subsidiary to any Borrower, the Parent, or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Parent and other wholly owned Subsidiaries of the Parent;

(c)                                  the declaration and payment of Restricted Payments in the form of redemptions, repurchases, retirement, defeasance, or other acquisition of or in respect of the common equity of the Parent in connection with the payment or exercise of, or satisfaction of tax withholding obligations of participants on account of or relating to, awards held by or granted from time to time to participants in equity compensation plans of the Parent not to exceed $2,000,000 in the aggregate in any period of 12 consecutive Fiscal Months; provided that no Default or Event of Default shall have occurred and be continuing at the time such redemption, repurchase, retirement, defeasance, or other acquisition is declared or made;

(d)                                 the declaration and payment of Restricted Payments in the form of cash dividends or distributions on or in respect of, or redemptions, repurchases, retirement, defeasance, or other acquisition of or in respect of the common equity of the Parent; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time such dividend or distribution is declared, (ii) no Specified Default shall have occurred and be continuing at the time such dividend or distribution is paid or such redemption, repurchase, retirement, defeasance, or other acquisition is made, and (iii) at the time such Restricted Payment is declared and immediately after giving effect to the payment thereof, either (A) Availability is greater than or equal to $12,500,000 or (B) Availability is greater than or equal to $10,000,000 and Parent and its Subsidiaries’ Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.20 to 1.00.

Section 7.6.                                Disposition of Assets.  The Parent will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Parent or any of its wholly owned Subsidiaries that is a Loan Party (or to qualify directors if required by applicable law), except:

(a)                                 the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)                                 the sale of inventory in the ordinary course of business and Permitted Investments;

(c)                                  the sale or other disposition of such assets in an aggregate amount not to exceed $500,000 in any 12-month period ending on the date of determination thereof; and

(d)                                 any sale, transfer, license or lease of assets in the ordinary course of business which are replaced by substitute assets acquired, licensed or leased.

Section 7.7.                                Transactions with Affiliates.  Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)                                 in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b)                                 transactions between or among the Loan Parties;

(c)                                  transactions permitted under Section 7.3;

(d)                                 transactions permitted under Section 7.4;

(e)                                  any Restricted Payment permitted by Section 7.5; and

(f)                                   transactions permitted under Section 7.6.

Section 7.8.                                Restrictive Agreements.  Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Parent or any other Subsidiary thereof, to Guarantee Indebtedness of the Parent or any other Subsidiary thereof or to transfer any of its property or assets to the Parent or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or a division, product line or line of business of the Parent or any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold, such sale is permitted hereunder and such restrictions do not prohibit such Subsidiary from complying with its obligations under this Agreement and the other Loan Documents, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions, contracts, licenses or in leases prohibiting or restricting the assignment, subleasing or sublicensing thereof and (v) clause (a) shall not apply to any restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary, provided that any such restriction as not created in contemplation of the foregoing so long as such restrictions do not prohibit or limit such Subsidiary’s obligations under this Agreement or the other Loan Documents or the Loan Parties’ compliance with Section 5.12.

Section 7.9.                                [Reserved.]

Section 7.10.                         Hedging Transactions.  Parent will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Parent or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Parent acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Parent or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.                         Amendment to Material Documents.  Parent will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except as expressly permitted in Section 7.12(b) or in any manner that could not reasonably be expected to have an adverse effect on the Lenders, the Administrative Agent, Parent, or any of its Subsidiaries.

Section 7.12.                         Prepayments and Amendments .

(a)                                 The Parent will not, and will not permit any of its Subsidiaries to (i) prepay, redeem, repurchase or otherwise acquire for value any Indebtedness, other than (A) the Obligations in accordance with the terms of this Agreement, (B) any Indebtedness owing by any Subsidiary to a Loan Party, (C) with the proceeds of any Indebtedness which constitutes Permitted Refinancing Indebtedness, or (D) prepayments, redemptions, repurchases, or other acquisitions for value of Indebtedness (other than Subordinated Debt) so long as (1) if the aggregate amounts paid therefor during any Fiscal Year exceeds $10,000,000, no Default or Event of Default shall have occurred and be continuing at the time such Investment is made and immediately after giving effect to such Investment, either (aa) Availability is greater than or equal to $12,500,000 or (bb) Availability is greater than or equal to $10,000,000 and Parent and its Subsidiaries’ Fixed Charge Coverage Ratio, on a Pro Forma Basis, is at least 1.20 to 1.00 and (2) in all other cases, no Default or Event of Default exists before or immediately after giving effect thereto or (ii) make any principal, interest or other payments on or in respect of any Subordinated Debt that is not expressly permitted by the subordination provisions applicable to such Subordinated Debt.

(b)                                 The Parent will not, and will not permit any of its Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any documents, instruments, agreements, or other writings evidencing or executed and delivered in connection with any Indebtedness or any Subordinated Debt other than (i) the Obligations in accordance with the terms of this Agreement, (ii) Indebtedness among Loan Parties, (iii) Indebtedness described in Section 7.1(c) or Section 7.1(h), and (iv) Indebtedness constituting a Bank Product Obligations; provided, that no such amendment, modification, or waiver shall be permitted if such Indebtedness, after giving effect to such amendment, modification, or waiver, does not constitute Indebtedness permitted under Section 7.1.

Section 7.13.                         Accounting Changes.  Parent will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Parent or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Parent.

Section 7.14.                         [Reserved.]

Section 7.15.                         Government Regulation.  Parent will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 7.16.                         Certain Covenants Relating to National Air Time.  Parent will not, nor shall it permit any of its Subsidiaries to, conduct any business or enter into any transaction with National Air Time (including, without limitation, the making of any Investments in National Air Time (whether in the form of a loan, a capital contribution, the guarantee of Indebtedness, or the making of any payment of cash for or on behalf of National Air Time), or the selling or purchasing any assets from or to National Air Time), other than business and transactions directly related to and in furtherance of the liquidation and dissolution of National Air Time (and, if such business or transaction involves the making of any Investment in National Air Time, the maximum amount permitted to be made after the Closing Date without Administrative Agent’s prior written consent shall not exceed $15,000 per year).  Parent shall not permit National Air Time to (a) conduct any business, other than business directly related to or in furtherance of the liquidation and dissolution of National Air Time; (b) dispose of any of its assets, other than to a Loan Party; (c) incur any Indebtedness; (d) grant any liens or security interests; or (e) make any Investments (other than in or with respect to a Loan Party).

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1.                                Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)                                 the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)                                 the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(c)                                  any representation or warranty made or deemed made by or on behalf of the Parent or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder or thereunder, or in any certificate, submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality qualifier, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or

(d)                                 the Parent or any Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, 5.2, 5.3 (with respect to such Person’s legal existence), or 5.14(b) or Article VI or VII; or

(e)                                  any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of such Loan Party becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower Agent by the Administrative Agent or any Lender;

(f)                                   any default or event of default by a Loan Party (after giving effect to any grace period) shall have occurred and be continuing under any documents, instruments, agreements, or other writings evidencing or executed and delivered in connection with any Subordinated Debt, or any such document, instrument, agreement, or other writing shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute senior indebtedness (or words or phrase of similar import) thereunder, or all or any part of the Subordinated Debt is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case before the stated maturity thereof; or

(g)                                  (i) the Parent or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case before the stated maturity thereof; or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Parent or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than $500,000 or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Parent or any Subsidiary is an affected party (as so defined) and the Hedge Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than $500,000 and is not paid;

(h)                                 the Parent or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this subsection, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)                                     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)                                    the Parent or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)                                 (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Parent and its Subsidiaries in an aggregate amount exceeding $100,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $100,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $100,000; or

(l)                                     any judgment or order for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Parent or any of its Subsidiaries (exclusive of (i) any such judgment or order covered by insurance (other than under a self-insurance program) provided by a financially sound insurer to the extent a claim therefor has been made in writing and liability therefor has not been denied by such insurer, and (ii) any customary deductible payable in connection therewith), and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)                             any non-monetary judgment or order shall be rendered against the Parent or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)                                 a Change in Control shall occur or exist; or

(o)                                 the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or

(p)                                 any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Collateral Documents;

then, and in every such event (other than an event with respect to the Parent or any of its Subsidiaries described in subsection (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower Agent, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

Section 8.2.                                Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)                                 first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)                                 second, to the fees and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)                                  third, to all reimbursable expenses, if any, of the Lenders (other than Defaulting Lenders) then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)                                 fourth, to the fees and interest then due and payable under the terms of this Agreement (other than fees and interest due and payable to any Defaulting Lender), until the same shall have been paid in full;

(e)                                  fifth, ratably, to (i) the aggregate outstanding principal amount of the Loans (other than Loans made by any Defaulting Lender), the LC Exposure constituting unreimbursed draws under any Letter of Credit, the Net Mark-to-Market Exposure of the Hedging Obligations that constitute Obligations until the same shall have been paid in full, allocated pro rata among the Secured Parties (other than Defaulting Lenders) based on their respective pro rata shares of the aggregate amount of such Loans, such LC Exposure, and Net Mark-to-Market Exposure of such Hedging Obligations and (ii) to the Administrative Agent as cash collateral for the undrawn amount of all Letters of Credit, until the amount of such cash collateral held by the Administrative Agent equal 105% of the undrawn amount of all Letters of Credit;

(f)                                   sixth, to the Administrative Agent for the account of the Bank Product Providers, based on their respective pro rata shares of the aggregate amount of the Bank Product Obligations;

(g)                                  seventh, ratably, to pay the Obligations owing to any Defaulting Lenders; and

(h)                                 eighth, to the extent any proceeds remain, to the Borrowers or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.24(g).  All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, (a)  no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b)    Bank Product Obligations and Hedging Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof (and acknowledged the same in writing), together with such supporting documentation as the Administrative Agent may request, from the Bank Product Provider or the Lender-Related Hedge Provider, as the case may be.  Each Bank Product Provider or Lender-Related Hedge Provider that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1.                                Appointment of the Administrative Agent.

(a)                                 Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

(b)                                 The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.                                Nature of Duties of the Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower Agent or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrowers) concerning all matters pertaining to such duties.

Section 9.3.                                Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.                                Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.                                Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.                                The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders,” “Required Lenders,” “Supermajority Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent or any Subsidiary or Affiliate of the Parent as if it were not the Administrative Agent hereunder.

Section 9.7.                                Successor Administrative Agent.

(a)                                 The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower Agent.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower Agent provided that no Default or Event of Default shall exist at such time.  If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States.

(b)                                 Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c)                                  In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of any Borrower to comply with Section 2.28(a), then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower Agent and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five Business Days after the date of such notice).

Section 9.8.                                Withholding Tax.

(a)                                 To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of each Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(b)                                 Without duplication of any indemnity provided under subsection (a) of this Section, each Lender shall also indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

Section 9.9.                                The Administrative Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)                                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(ii)                                  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)                                 Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10.                         Authorization to Execute Other Loan Documents.  Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents (including, without limitation, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11.                         Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the termination of all Revolving Commitments, the Cash Collateralization of all reimbursement obligations with respect to Letters of Credit in an amount equal to 105% of the aggregate LC Exposure of all Lenders, and the payment in full of all Obligations (other than contingent indemnification obligations and such Cash Collateralized reimbursement obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)                                 to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section.  In each case as specified in this Section, the Administrative Agent is authorized, at the Borrowers’ expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section.

Section 9.12.                         [Reserved.]

Section 9.13.                                                       Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Parent, each Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 9.14.                                                       Secured Bank Product Obligations and Hedging Obligations.  No Bank Product Provider or Lender-Related Hedge Provider that obtains the benefits of Section 8.2, the Collateral Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations and Hedging Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Lender-Related Hedge Provider, as the case may be.

ARTICLE X

MISCELLANEOUS

Section 10.1.                         Notices.

(a)                                 Written Notices.

(i)                                     Except in the case of notices and other communications expressly permitted to be given by telephone, or, subject to the provisions of Section 10.1(b), email, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	TESSCO Technologies Incorporated
375 W. Padonia Road
Timonium, MD 21093
Attention: Aric Spitulnik, Chief Financial Officer
Telecopy Number: 410-229-1679

With a copy to (for
information purposes only):	Ballard Spahr, LLP
1735 Market Street
Philadelphia, PA 19103-7599
Attention: Richard Perelman
Telecopy Number 215-864-8999

To the Administrative Agent:	SunTrust Bank
303 Peachtree Street, N.E., 23rd Floor
Mail Code: GA — Atlanta 1981
Atlanta, Georgia 30308
Attention: Portfolio Manager — TESSCO
Telecopy Number: (404) 813-5890

With a copy to (for
information purposes only):	SunTrust Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To the Issuing Bank:

SunTrust Bank
Attn: Standby Letter of Credit Dept.
245 Peachtree Center Ave., 17th FL
Atlanta, GA 30303
Telephone: 800-951-7847

To the Swingline Lender:

SunTrust Bank Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2001

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine, or, if sent by certified or registered mail, upon receipt, or, if delivered by hand, upon delivery; provided that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section.

(ii)                                  Any agreement of the Administrative Agent, the Issuing Bank or any Lender herein to receive certain notices by telephone, email, or facsimile is solely for the convenience and at the request of the Borrower Agent.  The Administrative Agent, the Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by Borrower Agent to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to Parent, any Borrower, or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank or any Lender in reliance upon such telephonic, email, or facsimile notice.  The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank or any Lender to receive written confirmation of any telephonic, email, or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and such Lender to be contained in any such telephonic, email, or facsimile notice.

(b)                                 Electronic Communications.

(i)                                     Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and the Administrative Agent have agreed to receive notices under any Section thereof by electronic communication and have agreed to the procedures governing such communications.  The Administrative Agent or the Borrower Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(iii)                                                                               The Parent and each Borrower agree that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(iv) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

(c)                                  Certification of Public Information.  The Parent, each Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or Section 5.2 otherwise are being distributed through Syndtrak, Intralinks or any other Internet or intranet website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  The Borrower Agent agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Loan Parties which is suitable to make available to Public Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or Section 5.2 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information.

(d)                                 Private Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including Unites States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Parent, any Borrower, its Affiliates or any of their securities or loans for purposes of United States federal or state securities laws.  In the event that any Public Lender has determined for itself not to access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Parent, any Borrower, nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.2.                         Waiver; Amendments.

(a)                                 No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Loan Parties and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Loan Parties therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 No amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the Parent, each Borrower, and the Required Lenders, or each of the Parent, each Borrower, and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:

(i)                                     increase the Commitment of any Lender without the written consent of such Lender;

(ii)                                  reduce the principal amount of any Loan or reimbursement obligation with respect to a LC Disbursement or reduce the rate of interest thereon, (other than to waive the Default Interest), or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii)                               postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment (other than to waive the Default Interest), or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;

(iv)                              change Section 2.23(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

(v)                                 change any of the provisions of this subsection (b) or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;

(vi)                              release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, without the written consent of each Lender;

(vii)                           release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; or

(viii)  (A) increase the advance rates specified in the definition of Borrowing Base or (B) otherwise change the definition of Availability or Borrowing Base or any of the definitions used therein if the effect thereof is to increase Availability, without the written consent of Supermajority Lenders;

(ix)  change Section 8.2, without the written consent of each Lender; or

(x) subordinate the Obligations to any other Indebtedness or subordinate the Liens securing the Obligations to any other Liens (except as expressly contemplated hereby), without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.

(c)                                  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender).  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Parent, each Borrower, and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

(d)                                 Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower Agent only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, mistake, defect or inconsistency.

(e)                                  Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Parent and the Borrowers (i) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, the Revolving Credit Exposure and any Incremental Facility and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) to change, modify or alter Section 2.23(b) or (c) or any other provision hereof relating to pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in subsection (d) or (e)(i) of this Section.

Section 10.3.                         Expenses; Indemnification.

(a)                                 The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel but not the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 each of the Parent and each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Parent or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c)                                  The Borrowers shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)                                 To the extent that any Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under subsection (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)                                  To the extent permitted by applicable law, neither Parent nor any Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided, that nothing in this clause (e) shall relieve Parent or any Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(f)                                   All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.                         Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Parent nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)                               the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)                              Assignment and Acceptance.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.22(f).

(v)                                 No Assignment to the Certain Persons.  No such assignment shall be made to (A) the Parent or any of the Parent’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 10.3 with respect to facts and circumstances occurring before the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.  If the consent of the Borrower Agent to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower Agent shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower Agent.

(c)                                  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  In establishing and maintaining the Register, the Administrative Agent shall serve as Parent and each Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and each of Parent and each Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d)                                 Any Lender may at any time, without the consent of, or notice to, any Loan Party, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to any Person (other than a natural person, any Loan Party or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each of Parent and each Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment (other than to waive the Default Interest), or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.23(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to subsection (e) of this Section, each of the Parent and each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to Section 2.26 as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.23 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each of the Parent and each Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The Borrower Agent and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent ( in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  A Participant shall not be entitled to receive any greater payment under Sections 2.20 and 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Loan Parties’ prior written consent.  A Participant shall not be entitled to the benefits of Section 2.22 unless the Borrower Agent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.22(e) and (f) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.        Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b)           Each of the Parent and each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Each of the Parent and each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR

ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.        Right of Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Loan Party, any such notice being expressly waived by each of the Parent and each Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Loan Parties at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.28(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower Agent after any such set-off and any application made by such Lender or the Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application.  Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by any Loan Party and any of its Subsidiaries to such Lender or the Issuing Bank.

Section 10.8.        Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.        Survival.  All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.20, 2.22, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.10.           Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.           Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Parent or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Parent or any of its Subsidiaries, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis before disclosure by the Parent or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including, without limitation, accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Person, to the extent permitted by law and except as disclosure is otherwise permitted under this Section, shall promptly notify the Borrower Agent thereof, unless, in the case of any disclosure required as requested by a Governmental Authority, such Governmental Authority has requested that no such disclosure be made), (iii) to the extent requested by any regulatory agency or governmental or self-regulating authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Parent or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this

Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Parent and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization; provided that the information provided to the CUSIP Bureau shall be limited to the disclosure of usual and customary information necessary to obtain a CUSIP number or league table credit, or (ix) with the consent of the Parent.  Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern.

Section 10.12.              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender.

Section 10.13.              Waiver of Effect of Corporate Seal.  Each Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Loan Parties under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.              Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Parent and each Borrower, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 10.15.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment,

waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between each Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16.              Location of Closing.  Each Lender and the Issuing Bank acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent, 711 5th Ave, Suite 1401, Manhattan, New York, 10022-3116.  Each of the Parent and each Borrower acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Loan Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3.1, to the Administrative Agent, 711 5th Ave, Suite 1401, Manhattan, New York, 10022-3116.  All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.

(Continued on following page.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation

By:	/s/ Robert B. Barnhill, Jr.
Name:	Robert B. Barnhill, Jr.
Title:	President

BORROWERS:

TESSCO INCORPORATED, a Delaware corporation:

By:	/s/ Robert B. Barnhill, Jr.
Name:	Robert B. Barnhill, Jr.
Title:	President and Chief Executive Officer

GW SERVICE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Robert B. Barnhill, Jr.
Name:	Robert B. Barnhill, Jr.
Title:	President

TESSCO SERVICE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Robert B. Barnhill, Jr.
Name:	Robert B. Barnhill, Jr.
Title:	President

[TESSCO—CREDIT AGREEMENT]

TCPM, INC., a Delaware corporation

By:	/s/ Robert B. Barnhill, Jr.
Name:	Robert B. Barnhill, Jr.
Title:	President and Chief Executive Officer

[TESSCO—CREDIT AGREEMENT]

SUNTRUST BANK
as the Administrative Agent, as the Issuing Bank, as the Swingline Lender and as a Lender

By:	/s/ Chris Curtis
Name:	Chris Curtis
Title:	Director

[TESSCO—CREDIT AGREEMENT]

SCHEDULE I

Commitment Amounts

Lender	Revolving Commitment Amount
SunTrust Bank	$35,000,000.00

SCHEDULE 4.5

Environmental Matters

None.

SCHEDULE 4.11

Real Estate

1.                                      Real Estate Owned

a.                                      Global Logistics Center, 11126 McCormick Road, Hunt Valley, Baltimore County, Maryland 21031, titled in the name of TESSCO Incorporated.

b.                                      Americas Logistics Center, 4775 Aircenter Circle, Reno, Washoe County, Nevada 89502, titled in the name of TESSCO Incorporated.

2.                                      Real Estate Leased

a.                                      The Atrium Building, 375 West Padonia Road, Timonium, Baltimore County, Maryland 21093, TESSCO Technologies Incorporated as Lessee, Atrium Building, LLC as Lessor.

b.                                      5250 Prue Road, Building S4, Suite 475, San Antonio, Bexar County, Texas 78240, GW Service Solutions, Inc. as Lessee, TDC Prue Road, L.P. as Lessor.

SCHEDULE 4.14

Subsidiaries

1.                                      Subsidiaries of TESSCO Technologies Incorporated

Name	Ownership Interest	Jurisdiction of Incorporation or Organization	Type of Loan Party
TESSCO Incorporated	100% of outstanding stock	Delaware	Borrower
GW Service Solutions, Inc.	100% of outstanding stock	Delaware	Borrower
TESSCO Service Solutions, Inc.	100% of outstanding stock	Delaware	Borrower
TCPM, Inc.	100% of outstanding stock	Delaware	Borrower
Wireless Solutions Incorporated	100% of outstanding stock	Maryland	Subsidiary Loan Party
TESSCO Financial Corporation	100% of outstanding stock	Delaware	Subsidiary Loan Party
TESSCO Communications Incorporated	100% of outstanding stock	Delaware	Subsidiary Loan Party

2.                                      Subsidiaries of TESSCO Incorporated

Name	Ownership Interest	Jurisdiction of Incorporation or Organization	Type of Loan Party
TESSCO Business Services, LLC	100% Membership Interest	Delaware	Subsidiary Loan Party

3.                                      Subsidiaries of TESSCO Service Solutions, Inc.

Name	Ownership Interest	Jurisdiction of Incorporation or Organization	Type of Loan Party
TESSCO Integrated Solutions, LLC	100% Membership Interest	Delaware	Subsidiary Loan Party

4.                                      Subsidiaries of GW Service Solutions, Inc.

None.

5.                                      Subsidiaries of TCPM, Inc.

None.

6.                                      Subsidiaries of Wireless Solutions Incorporated

None.

7.                                      Subsidiaries of TESSCO Financial Corporation

None.

8.                                      Subsidiaries of TESSCO Communications Incorporated

None.

9.                                      Subsidiaries of TESSCO Business Services, LLC

None.

10.                               Subsidiaries of TESSCO Integrated Solutions, LLC

None.

SCHEDULE 4.16

Deposit and Disbursement Accounts

Account Number	Financial Institution	Account Holder	Type of Account
	SunTrust Bank 120 East Baltimore Street Baltimore, MD 21202 410-986-1858	TESSCO Technologies Incorporated
	SunTrust Bank 120 East Baltimore Street Baltimore, MD 21202 410-986-1858	TESSCO Technologies Incorporated
	SunTrust Bank 120 East Baltimore Street Baltimore, MD 21202 410-986-1858	TESSCO Technologies Incorporated
	Wells Fargo Bank, NA 7 St. Paul Street Baltimore, MD 21202 410-332-5715	TESSCO Technologies Incorporated
	Wells Fargo Bank, NA 7 St. Paul Street Baltimore, MD 21202 410-332-5715	TESSCO Technologies Incorporated
	Royal Bank of Canada PO Box 56562 STN A Toronto, ON M5W 4L1 Canada	Wells Fargo Bank, NA 7 St. Paul Street Baltimore, MD 21202 410-332-5715

SCHEDULE 4.19

Material Agreements

Amended and Restated Employment Agreement, dated as of March 26, 2016, by and between TESSCO Technologies Incorporated and Robert B. Barnhill, Jr.

Severance and Restrictive Covenant Agreement, dated as of February 2, 2009, by and between TESSCO Technologies Incorporated and Douglas A. Rein.

Severance and Restrictive Covenant Agreement, dated as of May 27, 2014, by and between TESSCO Technologies Incorporated and Aric Spitulnik.

Severance and Restrictive Covenant Agreement, dated as of July 31, 2015, by and between TESSCO Technologies Incorporated and Craig A. Oldham.

Severance and Restrictive Covenant Agreement, dated as of November 2, 2015, by and between TESSCO Technologies Incorporated and Steven K. Tom.

SCHEDULE 7.1

Existing Indebtedness

Term loan in the original principal amount of $250,000 with the Baltimore County Economic Development Revolving Loan Fund, which had a principal balance of approximately $82,600 as of March 27, 2016.

Contingent obligation to purchase, redeem, retire or otherwise acquire for value Capital Stock of Parent pursuant to awards granted under equity compensation plans from time to time to employees or directors of the Loan Parties, in connection with the exercise of such awards or satisfaction of tax liabilities upon exercise or payment.

SCHEDULE 7.2

Existing Liens

1.                                      TESSCO Technologies Incorporated

Delaware Secretary of State

a.                                      Financing Statement showing the secured party as Hewlett-Packard Financial Services Company, filed on January 14, 2009 as File No. 20090126489.

b.                                      Financing Statement showing the secured party assignee as Wells Fargo Equipment Finance, Inc., filed on January 30, 2012 as File No. 20120363988.

c.                                       Financing Statement showing the secured party as Toyota Motor Credit Corporation filed on February 22, 2013 as File No. 20130840851.

d.                                      Financing Statement showing the secured party assignee as Wells Fargo Equipment Finance, Inc. filed on May 31, 2013 as File No. 20132059526.

e.                                       Financing Statement showing the secured party as IBM Credit LLC filed on January 3, 2014 as File No. 20140026187.

f.                                        Financing Statement showing the secured party as IBM Credit LLC filed on January 9, 2014 as File No. 20140111542.

2.                                      TESSCO Incorporated

Delaware Secretary of State

a.                                      Financing Statement showing the secured party as Wachovia Bank, National Association, as Collateral Agent, filed on July 7, 2004 as File No. 20041885955.

Land Records for Baltimore County, Maryland

a.                                      Indemnity Deed of Trust with Assignment of Leases, dated as of June 30, 2004, in favor of Well Fargo Bank, National Association, as successor to Wachovia Bank, National Association, recorded on June 30, 2004 in Liber 20349, at folio 137, to secure a real estate loan in the original principal amount of $4,500,000.

b.                                      Fixture Filing Financing Statement showing the secured party as Wachovia Bank NA, recorded on June 30, 2004 in Liber 20349, at folio 155.

c.                                       Indemnity Deed of Trust, Security Agreement and Assignment of Leases and Rents, dated as of March 31, 2009, in favor of Baltimore County, Maryland,

recorded on April 1, 2009 in Liber 27863, at folio 443, to secure a loan in the original principal amount of up to $250,000.

d.                                      Fixture Filing Financing Statement showing the secured party as Wells Fargo National Association, recorded on September 23, 2015 in Liber 36685, at folio 326.

3.                                      GW Service Solutions, Inc.

None.

4.                                      TESSCO Service Solutions, Inc.

None.

5.                                      TCPM, Inc.

None.

6.                                      Wireless Solutions Incorporated

None.

7.                                      TESSCO Financial Corporation

None.

8.                                      TESSCO Communications Incorporated

None.

9.                                      TESSCO Business Services, LLC

None.

10.                               TESSCO Integrated Solutions, LLC

None.

SCHEDULE 7.4

Existing Investments

None.